As filed with the Securities and Exchange Commission on ______, 2017

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

Registration Statement Under

THE SECURITIES ACT OF 1933

        AMERICANN, INC.
(Exact name of registrant as specified in charter)

Delaware	000-54231	27-4336843
(State or other jurisdiction of incorporation)	(Primary Standard Classi- fication Code Number)	(IRS Employer I.D. Number)

3200 Brighton Blvd., Unit 144
Denver, CO 80216

                     (303) 862-9000

(Address and telephone number of principal executive offices)

3200 Brighton Blvd., Unit 144
                              Denver, CO 80216

(Address of principal place of business or intended principal place of business)

Timothy Keogh

3200 Brighton Blvd., Unit 144
Denver, CO 80216

                    (303) 862-9000

(Name, address and telephone number of agent for service)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

William T. Hart, Esq.

Hart & Hart, LLC

1624 Washington Street

Denver, Colorado 80203

303-839-0061

As soon as practicable after the effective date of this Registration Statement

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each		Proposed	Proposed
Class of		Maximum	Maximum
Securities	Securities	Offering	Aggregate	Amount of
to be	to be	Price Per	Offering	Registration
Registered	Registered	Share (1)	Price	Fee

Common Stock (2)	4,150,000	$4.15	$17,222,500	$2,002

(1)	Offering price computed in accordance with Rule 457.

(2)	Shares of common stock offered by selling shareholders.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

AMERICANN, INC

Common Stock

By means of this prospectus, a number of our shareholders are offering to sell up to:

●	2,000,000 shares of our common stock which they acquired in a private offering, or which they may acquire upon the exercise of our Series I warrants;

●	2,000,000 shares of our common stock exercisable upon the exercise of our Series I warrants, which the investors acquired in the private offering; and

●	150,000 shares of our common stock which three of our shareholders may acquire upon the exercise of our Series II and III warrants.

Although we will receive proceeds if any of the warrants are exercised, we will not receive any proceeds from the sale of the common stock by the selling stockholders. We will pay for the expenses of this offering which are estimated to be $50,000.

Our common stock is traded on the over-the-counter market under the symbol ACAN. On February 23, 2017 the closing price for our common stock was $5.05.

As of the date of this prospectus there was no public market for our warrants, and we do not expect a market to develop in the future.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 8 of this Prospectus.

The date of this prospectus is February ___, 2017.

PROSPECTUS SUMMARY

AmeriCann plans to offer a comprehensive, turnkey package of services that includes consulting, design, construction and financing to approved and licensed marijuana operators throughout the United States. Our business plan is based on the anticipated growth of the regulated marijuana market in the United States.

AmeriCann’s team includes board members, consultants, engineers and architects who specialize in real estate development, traditional horticulture, lean manufacturing, medical research, facility construction, regulatory compliance, security, marijuana cultivation and genetics, extraction processes, and infused product development.

The expanding cannabis industry requires extensive real estate to meet the growing needs of the market for cannabis products. AmeriCann assists our Preferred Partners with the identification, design, permitting, acquisition, development and operation of scalable infrastructure to cultivate and to dispense medical cannabis in regulated markets.

The Offering

Between October 27, 2016 and November 7, 2016, we sold 2,000,000 units to investors in a private offering at a price of $1.00 per unit. Each unit consisted of one share of our common stock and one Series I warrant. Each Series I warrant allows the holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020.

On September 15, 2016, the Company borrowed $75,000 from three unrelated parties. The notes bear interest at 12% per year, are unsecured, and are due and payable on January 14, 2017. At the option of the holder, the notes may be converted into shares of the Company’s common stock at a conversion price of $0.75 per share. As additional consideration for the loans, the Company issued 75,000 Series II warrants and 75,000 Series III warrants to the lenders. Each Series II warrant allows the holder to purchase one share of our common stock at a price of $0.75 per share. Each Series III warrant allows the holder to purchase one share of our common stock at a price of $1.25 per share. The Series II and Series III warrants expire on December 15, 2020.

By means of this prospectus:

●	a number of shareholders are offering to sell up to:

-

2,000,000 shares of our common stock, as well as up to 2,000,000 shares of our common stock which are issuable upon the exercise of our Series I warrants, which they acquired in a private offering; and

-	150,000 shares of our common stock which are issuable upon the exercise of our Series II and III warrants.

See the section of this prospectus entitled “Selling Shareholders” for more information.

As of February 23, 2017 we had 19,131,000 outstanding shares of common stock. The number of our outstanding shares does not include:

●	shares issuable upon the exercise of the Series I, II or III warrants; or

●

shares issuable upon the exercise of options and warrants granted to our officers, directors and other persons. See the section of this prospectus captioned “Market For Our Common Stock” for more information concerning these securities.

The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of any relevant operating history, losses since we were incorporated, and the possible need us to sell shares of our common stock to raise capital. See “Risk Factors” section of this prospectus below for additional Risk Factors.

Forward-Looking Statements

This prospectus contains or incorporates by reference "forward-looking statements," as that term is used in federal securities laws, concerning our financial condition, results of operations and business. These statements include, among others:

●	statements concerning the benefits that we expect will result from our business activities; and

●	statements of our expectations, beliefs, future plans and strategies, anticipated developments and other matters that are not historical facts.

You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions used in this prospectus.

These forward-looking statements are subject to numerous assumptions, risks and uncertainties that may cause our actual results to be materially different from any future results expressed or implied in those statements. Because the statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied. We caution you not to put undue reliance on these statements, which speak only as of the date of this prospectus. Further, the information contained in this prospectus, or incorporated herein by reference, is a statement of our present intention and is based on present facts and assumptions, and may change at any time.

RISK FACTORS

Investors should be aware that this offering involves certain risks, including those described below, which could adversely affect the value of our common stock. We do not make, nor have we authorized any other person to make, any representation about the future market value of our common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in our securities.

We have a limited operating history, and may never be profitable. Since we have only limited operations and have an unproven business plan, it is difficult for potential investors to evaluate our business. There can be no assurance that we will be profitable or that the securities which may be sold in this offering will have any value.

We need additional capital to implement our business plan. We need additional capital to construct the first phase of the MMCC project (approximately $18,000,000), as well as to offer our full range of planned services to the cannabis industry. However, we will not receive any proceeds from the sale of our common stock by the selling shareholders. We do not know what the terms of any future capital raising may be but any future sale of our equity securities will dilute the ownership of existing stockholders and could be at prices substantially below the market price of our common stock. Our failure to obtain the capital which we require may result in the slower implementation of our business plan.

We may be unable to acquire the properties that are critical to our proposed business. Our business plan involves the acquisition of properties which will be sold or leased to licensed marijuana growers and dispensary owners for their operations. There can be no assurance that we will be able to obtain the capital needed to purchase any properties.

Our proposed business is dependent on laws pertaining to the marijuana industry. Continued development of the marijuana industry is dependent upon continued legislative authorization of marijuana at the state level.  Any number of factors could slow or halt progress in this area.  Further, progress for the industry, while encouraging, is not assured.  While there may be ample public support for legislative action, numerous factors impact the legislative process.  Any one of these factors could slow or halt use of marijuana, which would negatively impact our proposed business.

As of January 31, 2017, 28 states and the District of Columbia allow its citizens to use medical marijuana. Voters in the states of Colorado, Washington, Alaska, Oregon and the District of Columbia have approved ballot measures to legalize cannabis for adult use. The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The former Obama administration has effectively stated that it is not an efficient use of resources to direct law federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana. However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of federal laws. Additionally, the new Trump administration could change this policy and decide to enforce the federal laws strongly. Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and our shareholders.

Further, and while we do not intend to harvest, distribute or sell cannabis, if we lease buildings to growers of marijuana we could be deemed to be participating in marijuana cultivation, which remains illegal under federal law, and exposes us to potential criminal liability, with the additional risk that our properties could be subject to civil forfeiture proceedings.

The marijuana industry faces strong opposition. It is believed by many that large well-funded businesses may have a strong economic opposition to the marijuana industry.  We believe that the pharmaceutical industry clearly does not want to cede control of any product that could generate significant revenue.  For example, medical marijuana will likely adversely impact the existing market for the current “marijuana pill” sold by mainstream pharmaceutical companies.  Further, the medical marijuana industry could face a material threat from the pharmaceutical industry, should marijuana displace other drugs or encroach upon the pharmaceutical industry’s products.  The pharmaceutical industry is well funded with a strong and experienced lobby that eclipses the funding of the medical marijuana movement.  Any inroads the pharmaceutical industry could make in halting or impeding the marijuana industry could have a detrimental impact on our proposed business.

Marijuana remains illegal under Federal law. Marijuana is a schedule-I controlled substance and is illegal under federal law.  Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law. Since federal law criminalizing the use of marijuana preempts state laws that legalize its use, strict enforcement of federal law regarding marijuana would likely result in our inability to proceed with our business plan.

Laws and regulations affecting the medical marijuana industry are constantly changing, which could detrimentally affect our proposed operations. Local, state and federal medical marijuana laws and regulations are broad in scope and subject to evolving interpretations, which could require us to incur substantial costs associated with compliance or alter our business plan. In addition, violations of these laws, or allegations of such violations, could disrupt our business and result in a material adverse effect on our operations. In addition, it is possible that regulations may be enacted in the future that will be directly applicable to our proposed business.   We cannot predict the nature of any future laws, regulations, interpretations or applications, nor can we determine what effect additional governmental regulations or administrative policies and procedures, when and if promulgated, could have on our business.

Potential competitors could duplicate our business model. There is no aspect of our business which is protected by patents, copyrights, trademarks, or trade names. As a result, potential competitors could duplicate our business model with little effort.

We are dependent on our management team and the loss of any of these individuals would harm our business. Our future success depends largely upon the management experience, skill, and contacts of our officers and directors. The loss of the services of either of these officers, whether as a result of death, disability or otherwise, may have a material adverse effect upon our business.

We have been named as a defendant in an arbitration claim. An unrelated third party filed an arbitration claim against us seeking damages for failure to deliver a stock option agreement. In filing an answer to the arbitration claim, we intend to assert the defense that the unrelated third party has not been damaged since the exercise price of the options far exceeds the market value of our common stock.

The applicability of "penny stock rules" to broker-dealer sales of our common stock may have a negative effect on the liquidity and market price of our common stock. Trading in our shares is subject to the "penny stock rules" adopted pursuant to Rule 15g-9 of the Exchange Act, which apply to companies that are not listed on an exchange and whose common stock trades at less than $5.00 per share or which have a tangible net worth of less than $5,000,000, or $2,000,000 if they have been operating for three or more years. The penny stock rules impose additional sales practice requirements on broker-dealers which sell such securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the penny stock rules may affect the ability of broker-dealers to sell shares of common stock and may affect the ability of shareholders to sell their shares in the secondary market, as compliance with such rules may delay and/or preclude certain trading transactions. The rules could also have an adverse effect on the market price of our common stock.

These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for our common stock. Many brokers may be unwilling to engage in transactions in our common stock because of the added disclosure requirements, thereby making it more difficult for shareholders to dispose of their shares. You may also find it difficult to obtain accurate information about, and/or quotations as to the price of our common stock.

We may issue shares of preferred stock that would have a liquidation preference to our common stock. Our articles of incorporation currently authorize the issuance of 20,000,000 shares of our preferred stock. The board has the power to issue shares without shareholder approval, and such shares can be issued with such rights, preferences, and limitations as may be determined by our board of directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of any holders of preferred stock that may be issued in the future. We presently have no commitments or contracts to issue any shares of preferred stock. Authorized and unissued preferred stock could delay, discourage, hinder or preclude an unsolicited acquisition of our company, could make it less likely that shareholders receive a premium for their shares as a result of any such attempt, and could adversely affect the market prices of, and the voting and other rights, of the holders of outstanding shares of our common stock.

Our auditors have expressed doubt as to our ability to continue in business. The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $6,421,696 and $5,904,931 at December 31, 2016 and September 30, 2016, respectively, and had a net loss of $516,765 for the three months ended December 31, 2016. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. While the Company is attempting to increase operations and generate additional revenues, the Company's cash position may not be significant enough to support the Company's daily operations.

Market for OUR Common STOCK.

Our common stock is quoted on the OTCQX and OTC Bulletin Board under the trading symbol “ACAN”.  There has been limited trading of our common stock since trading began on July 10, 2014.

Shown below is the range of high and low closing prices for our common stock as reported by the OTCQX or OTC Bulletin Board for the periods presented:

Quarter Ended	High	Low

December 31, 2014	$1.45	$0.55
March 31, 2015	$1.01	$0.55
June 30, 2015	$0.96	$0.30
September 30, 2015	$0.90	$0.40

December 31, 2015	$0.74	$0.46
March 31, 2016	$0.55	$0.40
June 30, 2016	$1.21	$0.55
September 30, 2016	$1.16	$0.52

December 31, 2016	$3.65	$0.62

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors.  Our Board of Directors is not restricted from paying any dividends but is not obligated to declare a dividend.  No cash dividends have ever been declared and it is not anticipated that cash dividends will ever be paid.  We currently intend to retain any future earnings to finance future growth.  Any future determination to pay dividends will be at the discretion of our directors and will depend on our financial condition, results of operations, capital requirements and other factors the board of directors considers relevant.

Our Articles of Incorporation authorize the Board of Directors to issue up to 20,000,000 shares of preferred stock.  The provisions in the Articles of Incorporation relating to the preferred stock allow our directors to issue preferred stock with multiple votes per share and dividend rights, which would have priority over any dividends paid to the holders of our common stock.  The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by management.

As of February 22, 2017, we had 163 shareholders of record and 19,131,000 outstanding shares of common stock.

Other Shares Which May Be Issued

The following table lists additional shares of our common stock which may be issued as the result of the exercise of outstanding options or warrants:

	Number of	Note
	Shares	Reference

Shares issuable upon exercise of Series I Warrants	2,000,000	A

Shares issuable upon the exercise of Series II and Series III Warrants	150,000	B

	Number of	Note
	Shares	Reference

Shares issuable upon exercise or exchange of Series A Warrants sold in private offering	1,186,500	C

Shares issuable upon exercise of options and warrants held by our current officers, a former officer and a related party	4,800,000	D

Shares issuable upon exercise of options granted to third parties	105,000	E

Shares issuable upon conversion of note held by Strategic Capital Partners	800,000	F

Shares issuable upon exercise of warrants held by Massachusetts Medical Properties, LLC	3,640,000	G

A.     Between October 27, 2016 and November 7, 2016 we sold 2,000,000 units at a price of $1.00 per unit. Each unit consisted of one share of our common stock and one Series I Warrant. Each Series I Warrant entitles the holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020.

B.     On September 15, 2016 we borrowed $75,000 from three unrelated parties. The notes bear interest at 12% per year, are unsecured, and are due and payable on January 14, 2017. At the option of the holder, the notes may be converted into shares of our common stock at a conversion price of $0.75 per share. As additional consideration for the loans, we issued 75,000 Series II warrants and 75,000 Series III warrants to the lenders. Each Series II warrant allows the holder to purchase one share of our common stock at a price of $0.75 per share. Each Series III warrant allows the holder to purchase one share of our common stock at a price of $1.25 per share. The Series II and Series III warrants expire on December 15, 2020.

C.     In 2014 we sold 791,000 Units at a price of $3.00 per Unit. Each Unit consisted of one share of our common stock and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one share of our common stock at a price of $8.00 per share. We intend to offer the holders of the Series A Warrants 1.5 shares of our common stock in exchange for each Series A Warrant. If all Series A Warrants are exchanged, the total shares outstanding will increase by 1,186,500. As of the date of this Prospectus, no shares of common stock had been issued in exchange for the Series A Warrants.

D.     The Company has issued warrants/options to the persons and upon the terms shown below:

		Shares issuable
	Date of	upon exercise of	Exercise	Expiration
Name	Issuance	warrants/options	price	date

Strategic Capital	2/14/14	1,200,000	$8.00	1/22/18
Partners, LLC (1)	2/14/14	600,000	$12.00	1/22/18
Timothy Keogh	3/25/14	800,000	$8.00	1/22/18
Timothy Keogh	3/25/14	400,000	$12.00	1/22/18
Former officer and director	3/19/14	100,000	$8.00	3/28/18
Former officer and director	3/19/14	100,000	$12.00	3/28/18
Strategic Capital Partners, LLC (1)(2)	7/14/16	800,000	$1.50	6/30/20
Strategic Capital Partners, LLC (1)(2)	7/14/16	800,000	$3.00	6/30/20

(1)	Strategic Capital Partners is controlled by Benjamin J. Barton, an officer and director of the Company.

(2)	See “Business – Transactions with Strategic Capital Partners” for information concerning the grant of these options.

E.     Options are held by third parties, are exercisable at a price of $0.75 per share, and expire in 2018.

F.     The Note is in the principal amount of $1,000,000, bears interest 9.5% per year and matures on December 31, 2019. The Note can be converted at any time into shares of our common stock at a conversion price of $1.25 per share.

G.     In connection with the sale of the property to Massachusetts Medical Properties, LLC and the lease described in the “Business” section of this prospectus, we entered into an agreement with MMP pursuant to which we issued to MMP 100,000 shares of our common stock, and a warrant to purchase up to 3,640,000 shares of common stock at an exercise price of $1.00 per share. The warrant can be exercised at any time on or after October 17, 2018 and on or before October 17, 2020.

We may sell additional shares of our common stock, warrants, convertible notes or other securities to raise additional capital. We have not yet determined the amount of securities which we may sell, or the price at which the securities may be sold. We do not have any commitments or arrangements from any person to purchase any of our securities and there can be no assurance that we will be successful in selling any additional securities.

Management’s discussion and Analysis

AND plan of operation

Results of Operations

Year ended September 30, 2016

Total Revenues

During the year ended September 30, 2016, we generated $60,000 in revenue, as compared to $140,000 for the year ended September 30, 2015. The reduction in revenues reflects our amendment to reduce our consulting fees for 4900 Jackson, LLC (and its predecessor) from $10,000 per month to $5,000 per month in May 2015, and the cessation of consulting fee revenues from WGP in 2015.

Advertising and Marketing Expenses

Advertising and marketing expenses were $21,312 for the year ended September 30, 2016, as compared to $15,172 for the year ended September 30, 2015. The increase is due to increased print marketing and advertising efforts to raise the profile and awareness of the company and pursue new opportunities in our national expansion program.

Professional Fees

Professional fees were $571,141 for the year ended September 30, 2016, as compared to $640,326 for the year ended September 30, 2015. The decrease in professional fees is primarily due to a decrease in legal expenses associated with our operations, partially offset by an increase in planning, design, and permitting costs associated with the Massachusetts Medical Cannabis Center.

General and Administrative Expenses

General and administrative expenses were $583,739 for the year ended September 30, 2016, as compared to $835,501 for the year ended September 30, 2015.  The decrease is attributable primarily to a decrease in stock based compensation and option expense as many of our stock-based awards were granted in 2014 and were subject to short vesting periods.  This decrease was partially offset by increases in salaries and other general and administrative expenses as we continue to develop our business and expand our operations.

Provision for Doubtful Accounts

Provision for doubtful accounts was $13,229 for the year ended September 30, 2016, as compared to $456,470 for the year ended September 30, 2015.  The provision was established in 2015 and represented all amounts owed by WGP at that time (including related interest) that are not covered by a formal security agreement. Activity in 2016 represents additional reserves on related accrued interest owed by WGP.

Interest Income

Interest income was $183,255 for the year ended September 30, 2016, as compared to $213,665 for the year ended September 30, 2015. The decrease is attributable to decreases in amounts owed on our notes receivable.

Interest Expense

Interest expense was $272,659 for the year ended September 30, 2016, as compared to $135,540 for the year ended September 30, 2015. The increase is attributable to the financing of our recent investing and operating activities primarily with debt.

Loss on Extinguishment of Debt

Loss on extinguishment of debt was $991,939 for the year ended September 30, 2016, as compared to $0 for the year ended September 30, 2015. The loss recognized in the current year is a result of the debt modifications discussed in Note 4 to the financial statements which are a part of this prospectus.

Net Loss

We had a net loss of $2,210,764 for the year ended September 30, 2016, as compared to a net loss of $1,729,344 for the year ended September 30, 2015. The increase in net loss is attributable to changes in revenues, operating expenses, interest income and expense, and loss on extinguishment of debt, each of which is described above.

Three months ended December 31, 2016 and 2015

Total Revenues

During the three months ended December 31, 2016 and 2015, we generated $15,000 in revenue. For both periods, all of the Company’s revenue was earned from one customer, 4900 Jackson, LLC.

Advertising and Marketing Expenses

Advertising and marketing expenses were $2,247 and $2,098 for the three months ended December 31, 2016 and 2015, respectively. The Company continues to use print marketing and advertising efforts to raise the profile and awareness of the company and pursue new opportunities in our national expansion program.

Professional Fees

Professional fees were $150,404 and $218,329 for the three months ended December 31, 2016 and 2015, respectively. The decrease is attributable primarily to a decrease in consulting fees associated with the planning, design and permitting of the Massachusetts Medical Cannabis Center which received unanimous Site Plan approval by the Freetown Planning Board in December of 2015.

General and Administrative Expenses

General and administrative expenses were $288,433 and $175,145 for the three months ended December 31, 2016 and 2015, respectively. The increase is attributable primarily lease expense associated with the lease agreement that commenced in October 2016.

Provision for doubtful accounts

Provision for doubtful accounts was $3,325 for the three months ended December 31, 2016 and 2015.

Interest Income

Interest income was $27,187 and $48,295 for the three months ended December 31, 2016 and 2015, respectively. The decrease is attributable to decreases in amounts owed from our clients.

Interest Expense

Interest expense was $114,543 and $53,814 for the three months ended December 31, 2016 and 2015, respectively. The increase is primarily attributable to increased interest rates and the amortization of debt discounts that are associated with the debt modifications that occurred in 2016.

Net Operating Loss

We had a net loss of $(516,765) and $(389,416) for the three months ended December 31, 2016 and 2015, respectively. The increase in net loss is attributable to changes in revenues, operating expenses and interest income and expense, each of which is described above.

Liquidity and Capital Resources

As of September 30, 2016, we had borrowed $2,024,297 from a Company controlled by Benjamin J. Barton, one of our officers and directors. The balance consists of two separate notes, as follows:

●

Convertible note of $1,000,000, net of premium of $284,229. Bears interest at 9.5% payable quarterly. The total outstanding principal balance and any accrued and unpaid interest is due on December 31, 2019. SCP has the option to convert all or any part of the principal amount into fully paid and non-assessable shares of the Company’s common stock at a conversion price of $1.25.

●

Secured note of $931,646, net of discount of $211,578. Bears interest at 8% payable quarterly. The total outstanding principal balance and any accrued and unpaid interest is due on December 31, 2019. The note is secured by: 1) a second lien on the Company’s property in Denver, Colorado, and 2) the Company’s claims against WGP.

As of September 30, 2016, we had borrowed $990,000 from a third party. The loan bears interest at 18% and is due March 15, 2017.

As of September 30, 2016, we had borrowed $203,247 from various third parties. As of January 31, 2017, these loans had been repaid.

In November 2016, we sold 2,000,000 Units at a price of $1.00 per Unit. The Units were sold in a private offering to a group of accredited investors. Each Unit consists of one share of our common stock and one Series I Warrant. Each Series I Warrant allows the holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020. The offering provided us with $2,000,000 in gross proceeds and the potential for an additional $6,000,000 in proceeds from the exercise of the Series I Warrants. The proceeds from the placement will be used for our MMCC development, to pursue new opportunities in California, Pennsylvania, Florida and other states, and for general corporate purposes.

During the year ended September 30, 2016, our cash used in operations was $540,863 as compared to net cash used in operations of $792,534 for the year ended September 30, 2015. This was primarily due to an increase in accounts payable and accrued expenses.

Cash flows used in investing activities were $632,510 for the year ended September 30, 2016, consisting primarily of deposits on land and advances made on related party notes receivable, offset by payments received from notes receivable. Cash flows used in investing activities were $849,075 for the year ended September 30, 2015, consisting of deposits on land, advances made on notes receivable and website development expenditures, partially offset by payments received from notes receivable.

Cash flows from financing activities were $972,044 for the year ended September 30, 2016, consisting of proceeds from notes payable and notes payable - related parties. Cash flows from financing activities were $1,669,006 for the year ended September 30, 2015, consisting of proceeds from notes payable, partially offset by payments on notes payable.

During the three months ended December 31, 2016, our net cash flows used in operations were $786,520 as compared to net cash flows used in operations of $217,603 for the three months ended December 31, 2015. The increase is primarily due to decreases in accounts payable, accrued expenses, and interest payable funded by the proceeds from our private equity offering during the three months ended December 31, 2016.

Cash flows provided by investing activities were $6,238 for the three months ended December 31, 2016, consisting of advances made on notes receivable of $79,993, offset by $86,231 of payments received from notes receivable. Cash flows used in investing activities were $123,453 for the three months ended December 31, 2015, consisting of a $200,000 deposit on land and minor purchases of fixed assets, partially offset by $80,876 of payments received from notes receivable.

Cash flows provided by financing activities were $1,583,027 for the three months ended December 31, 2016, consisting of net proceeds from the issuance of common stock of $1,806,274, proceeds from notes payable of $24,657, offset by payments on notes payable to related parties of $20,000 and payments on notes payable of $227,904. Cash flows provided by financing activities were $180,000 for the three months ended December 31, 2015, consisting of proceeds from notes payable to related parties.

We do not have any firm commitments from any person to provide us with any capital.

As of December 31, 2016, we did not have any off balance sheet arrangements.

Trends

The factors that will most significantly affect our future operating results, liquidity and capital resources will be:

●	Government regulation of the marijuana industry;
●	Revision of Federal banking regulations for the marijuana industry; and
●	Legalization of the use of marijuana for medical or recreational use in other states.

Other than the foregoing, we do not know of any trends, events or uncertainties that have had, or are reasonably expected to have, a material impact on:

●	revenues or expenses;
●	any material increase or decrease in liquidity; or
●	expected sources and uses of cash.

Capital requirements

Our material capital commitments for the twelve months ending December 31, 2017 are:

Description	Amount	Due Date

Repayment of loan	$990,000	03/15/17
First phase of construction at MMCC	$2,600,000	04/17/17

Recent Accounting Pronouncements

Recent accounting pronouncements which may be applicable to us are described in Note 1 to the September 30, 2016 financial statements included as part of this prospectus.

Significant Accounting Policies

Our significant accounting policies are set forth below. We have consistently applied these policies in all material respects. We do not believe that our operations to date have involved uncertainty of accounting treatment, subjective judgment, or estimates, to any significant degree, except as it pertains to our provision for doubtful accounts associated with amounts due from WGP described in the notes to our financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent  assets and  liabilities at the date of the financial  statements and the  reported  amounts of revenues  and expenses  during the  reporting  period. The more significant estimates and assumptions made by management are valuation of equity instruments, deferred tax asset valuation and allowance and collectability of long-lived assets. Actual results could differ from those estimates as the current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.  See Note 3 in the Notes to the Financial Statements included as part of this prospectus for a discussion of our provision for doubtful accounts for amount amounts owed from WGP.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, demand deposit accounts and temporary cash investments with maturities of ninety days or less at the date of purchase.

Income Taxes

In accordance with Accounting Standards Codification (ASC) 740 - Income Taxes, the provision for income taxes is computed using the asset and liability method. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements.  The resulting deferred tax assets or liabilities have been adjusted to reflect changes in tax laws as they occur.  A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

We expect to recognize the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount to be recognized in the financial statements will be the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of September 30, 2016, we had no uncertain tax positions. We recognize interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. We currently have no federal or state tax examinations nor have we had any federal or state examinations since our inception. To date, we have not incurred any interest or tax penalties.

For federal tax purposes, our 2012 through 2016 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations.

Concentration of Credit Risks and Significant Customers

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash, notes receivables, deposits, accounts receivables and notes receivable. We place our cash with high credit quality financial institutions. As of September 30, 2016, we had outstanding notes receivable of $247,378 with 4900 Jackson, LLC, notes receivable of $117,693 with Coastal Compassion Inc., and notes and other receivables in the amount of $1,250,014 with WGP (exclusive of provision for doubtful accounts of $469,699).  See Note 3 in the Notes to the Financial Statements included as part of this prospectus for a discussion of our provision for doubtful accounts for amounts owed from WGP.

For the year ended September 30, 2016, all of the Company’s revenue was earned from one customer, 4900 Jackson, LLC. For the year ended September 30, 2015, revenue earned from 4900 Jackson, LLC was $100,000, or 71% of total revenues.

Financial Instruments and Fair Value of Financial Instruments

We adopted ASC Topic 820, Fair Value Measurements and Disclosures, for assets and liabilities measured at fair value on a recurring basis. ASC Topic 820 establishes a common definition for fair value to be applied to existing US GAAP that requires the use of fair value measurements that establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC Topic 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. We had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared.

Derivative Liabilities

We evaluate stock options, stock warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under the relevant sections of ASC Topic 815-40, Derivative Instruments and Hedging: Contracts in Entity’s Own Equity. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative instrument and is marked-to-market at each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or other expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Financial instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815-40 are reclassified to a liability account at the fair value of the instrument on the reclassification date. We determined that none of our financial instruments meet the criteria for derivative accounting as of September 30, 2016 and 2015.

Fixed Assets

Our long-lived assets consisted of property and equipment and are reviewed for impairment in accordance with the guidance of the FASB Topic ASC 360, Property, Plant, and Equipment, and FASB Topic ASC 205, Presentation of Financial Statements. We test for impairment losses on long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management's estimates on asset useful lives and future cash flows. Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial positions. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Through September 30, 2016, we had not experienced impairment losses on our long-lived assets. However, there can be no assurances that demand for our products or services will continue, which could result in an impairment of long-lived assets in the future.

Website Development Costs

We recognized the costs associated with developing a website in accordance with ASC Subtopic 350-50, Website Development Cost. The website development costs are divided into three stages, planning, development and production. The development stage can further be classified as application and infrastructure development, graphics development and content development. In short, website development cost for internal use should be capitalized except content input and data conversion costs in content development stage. Costs associated with the website consist of website development costs paid to third parties. Website development amortization expense was $13,833 for the year ended September 30, 2016, and $1,153 for the year ended September 30, 2015.

Deferred Financing Costs

Deferred financing costs represent costs incurred in the connection with obtaining debt financing. These costs are amortized ratably and charged to financing expenses over the term of the related debt.

Equity Instruments Issued to Non-Employees for Acquiring Goods or Services

Issuances of our common stock or warrants for acquiring goods or services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a "performance commitment" which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete.

Although situations may arise in which counter performance may be required over a period of time, the equity award granted to the party performing the service is fully vested and non-forfeitable on the date of the agreement. As a result, in this situation in which vesting periods do not exist if the instrument is fully vested on the date of agreement, we determine such date to be the measurement date and will record the estimated fair market value of the instruments granted as a prepaid expense and amortize such amount to general and administrative expense in the accompanying statement of operations over the contract period. When it is appropriate for us to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current fair values at each of those interim financial reporting dates.

Non-Cash Equity Transactions

Shares of equity instruments issued for noncash consideration are recorded at the estimated fair market value of the consideration granted based on the estimated fair market value of the equity instrument, or at the estimated fair market value of the goods or services received, whichever is more readily determinable.

Stock-Based Compensation

We account for share-based awards to employees in accordance with ASC 718 “Stock Compensation”. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the estimated service period (generally the vesting period) on the straight-line attribute method. Share-based awards to non-employees are accounted for in accordance with ASC 505-50 “Equity”, wherein such awards are expensed over the period in which the related services are rendered.

Related Parties

A party is considered to be related to us if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with us. Related parties also include our principal owners, our management, members of the immediate families of our principal owners and our management and other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties, or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests, is also a related party.

Revenue Recognition

We recognize revenue on consulting at the time the service is rendered and collectability is reasonably assured.

Advertising Expense

Advertising, promotional and selling expenses consisted of sales and marketing expenses, and promotional activity expenses. Expenses are recognized when incurred.

General and Administrative Expense

General and administrative expenses consisted of professional service fees, rent and utility expenses, meals, travel and entertainment expenses, and other general and administrative overhead costs. Expenses are recognized when incurred.

Loss per Share

We compute net loss per share in accordance with the FASB ASC 260. The ASC specifies the computation, presentation and disclosure requirements for loss per share for entities with publicly held common stock.

Basic loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Shares issuable upon the exercise of equity instruments such as warrants and options were not included in the loss per share calculations because the inclusion would have been anti-dilutive.

Going Concern

Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate additional revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company's ability to further implement its business plan and generate additional revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Off-Balance Sheet Arrangements

As of December 31, 2016, we did not have any off-balance sheet arrangements.

Notes Payable

See Notes 4 and 5 to the December 31, 2016 financial statements included as part of this prospectus for information concerning our notes payable

Contractual Obligations

The Company leases an automobile under an operating lease commencing October 4, 2014 for 39 months at $611 per month. The lease expense was $7,483 and $7,953 for the years ended September 30, 2016 and 2015, respectively.  At December 31, 2016, the future rental payments required under operating leases are as follows:

2017	$7,483
2018	910
2019	-
2020	-
2021	-
Total	$8,393

BUSINESS

AmeriCann's business plan is to offer a comprehensive, turnkey package of services that includes consulting, design, construction and financing to approved and licensed marijuana operators throughout the United States. Our business plan is based on the anticipated growth of the regulated marijuana market in the United States.

AmeriCann’s team includes board members, consultants, engineers and architects who specialize in real estate development, traditional horticulture, lean manufacturing, medical research, facility construction, regulatory compliance, security, marijuana cultivation and genetics, extraction processes, and infused product development.

To support local businesses that seek to serve cannabis patients in their communities we initiated the AmeriCann Preferred Partner Program. Currently, we have one Preferred Partner in Colorado, which is 4900 Jackson, LLC and one Preferred Partner in Massachusetts, which is Coastal Compassion, Inc. Through this program, we plan to provide an essential set of resources including advanced cultivation facilities, access to a team of experts and in certain cases, capital for our partner’s businesses. In addition, AmeriCann’s team has assisted applicants in obtaining cannabis licenses in competitive application processes in Massachusetts and Illinois. This support is designed to assist our Preferred Partners in newly regulated markets.

 AmeriCann plans to lease facilities to its Preferred Partners that will be designed with AmeriCann’s propriety cultivation and processing system called “Cannopy.” AmeriCann developed Cannopy with experts from traditional horticulture, lean manufacturing, regulatory compliance and cannabis cultivation. Cannopy includes automation throughout the production life-cycle, customized workflow processes, monitoring and controls, and top-line security systems. Cannopy empowers Preferred Partners to consistently produce medical marijuana for patients at the lowest cost in the most efficient, compliant manner. We provide initial and on-going training, policies, practices and procedures to operate the state-of-the-art facilities.

The expanding cannabis industry requires extensive real estate to meet the growing needs of the market for cannabis products. AmeriCann assists our Preferred Partners with the identification, design, permitting, acquisition, development and operation of scalable infrastructure to cultivate and to dispense medical cannabis in regulated markets.

Company History

The Company was incorporated in Delaware on June 25, 2010. The Company was established as part of the Chapter 11 reorganization of AP Corporate Services, Inc. ("AP"). Under AP's Plan of Reorganization, as confirmed by the U.S. Bankruptcy Court for the Central District of California, the Company was incorporated to: (i) receive and own any interest which AP had in the development of an MRI scanning facility; and (ii) issue shares of its common stock to AP's general unsecured creditors, to its administrative creditors, and to its shareholders.

Lacking the resources to effectively develop an MRI facility, in June 2012 the Company decided to promote medical tourism by providing information on a website for those seeking to travel abroad for healthcare services. The Company planned to generate revenue by selling advertising to healthcare providers and related businesses including hotels and travel agencies.

In September 2013, the Company abandoned its business plan relating to promoting medical tourism.

On January 17, 2014, Strategic Capital Partners, LLC (“SCP”) a firm controlled by Benjamin J. Barton, one of our officers and directors, acquired 14,950,000 shares of our outstanding common stock from a group of our shareholders.

On February 21, 2014, we changed our name from Nevada Health Scan, Inc. to AmeriCann, Inc. and declared a stock dividend in the amount of four shares of common stock for each issued and outstanding share of common stock.

On February 24, 2014, SCP returned 65,750,000 shares of our common stock to us. These shares were cancelled and returned to the status of authorized and unissued shares.

4900 Jackson, LLC

During the summer of 2014 we entered into a Financing and Consulting Agreement with a licensed Colorado cannabis cultivator. The agreements called for us to loan $1,000,000 to the Preferred Partner, 4900 Jackson, LLC, to convert an existing 15,000 square foot warehouse into a new cannabis growing and processing facility.  The growing and processing facility was completed in 2015.  As of September 30, 2016, we have received $1,158,000 in principal, interest and consulting payments from the operator of the facility. These payments are scheduled to continue through May of 2017.

Monaco Street Property

On July 31, 2014, we closed on an all cash purchase of a five-acre parcel of land located in north central Denver, Colorado. The total purchase price for the property was $2,250,000.  The property is currently zoned for cannabis cultivation and processing by the City and County of Denver. We received concept approval from the City and County of Denver for the construction of a 125,000 square foot cannabis cultivation, processing, and administration facility on this property.  We estimate the cost to construct this facility will be approximately $12,500,000.  This property serves as collateral for a $990,000 loan which is due and payable on March 15, 2017. This property is held for resale, and we have no plans to develop on it.

Massachusetts Medical Cannabis Center

On January 14, 2015, we entered into an agreement to purchase a 52.6 acre parcel of undeveloped land in Freetown, Massachusetts. The property is located approximately 47 miles southeast of Boston. We plan to develop the property as the Massachusetts Medical Cannabis Center "MMCC". Plans for the MMCC include the construction of sustainable greenhouse cultivation and processing facilities that will be leased to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana Program. Additional plans for the MMCC may include a testing laboratory, a research facility, a training center, an infused product production facility and corporate offices.

On December 8, 2015, The Town of Freetown Planning Board unanimously approved our site plan application for the MMCC.  The site plan application requested 977,000 square feet of infrastructure for medical marijuana cultivation, processing, testing and associated administration in Freetown's Industrial Park.

On March 29, 2016, the Department of Public Health (“DPH”) for the Commonwealth of Massachusetts approved our consulting agreement and development agreement relating to the MMCC's first tenant and Preferred Partner, Coastal Compassion, Inc.

On April 7, 2016, we signed agreements with Coastal Compassion Inc. (“CCI”). CCI is one of a limited number of non-profit organizations that has received a provisional or final registration to cultivate, process and sell medical cannabis by the Massachusetts Department of Public Health. CCI has agreed to become the initial tenant in our planned MMCC. Tim Keogh, our Chief Executive Officer, is a Board Member of CCI.

Pursuant to the agreements, we agreed to provide CCI with financing of up to $2.5 million for a five-year term at 18% interest per year for construction and working capital required for CCI’s approved dispensary and cultivation center in Fairhaven, MA. For a three- year period beginning April 1, 2016, we agreed to consult with CCI in the design, construction and operation of the Fairhaven facility. CCI will pay us $10,000 each month for these consulting services. The DPH has approved our agreement with CCI relating to the consulting, the loan, and the development and lease terms for Building A of the MMCC.

On October 17, 2016, we assigned the property rights to the property in Freetown, Massachusetts to Massachusetts Medical Properties, LLC (“MMP”), for a nominal fee and MMP purchased the 52.6-acre parcel of land in Freetown, Massachusetts. The deposits of $925,000 previously paid by us to the seller, Boston Beer Company (“BBC”), were credited against the total purchase price of $4,475,000. The remaining balance of $3,550,000 was paid to BBC by MMP.

As part of a simultaneous transaction, we entered into a lease agreement by which MMP agreed to lease the property to us for an initial term of fifty years. We have the option to extend the term of the lease for four additional ten year periods. The lease is a triple net lease, whereby we will pay all real estate taxes, repairs, maintenance and insurance.

The lease payments will be the greater of (a) $30,000 per month; (b) $0.38 per square foot per month of any structure built on the property; or (c) 1.5% of all gross monthly sales of products sold by us, any of our assignees, or any of our subtenants. The lease payments will be adjusted up (but not down) every five years by any increase in the Consumer Price Index.

Between October 17, 2016 and April 17, 2017, the monthly lease payments will accrue, with all accrued lease payments to be paid to MMP on April 17, 2017.

Under the terms of the lease, we have six months to obtain capital funding for the construction of the first phase building. In the event that we are unable to raise these funds within this six month period, we have an additional six month period to do so; provided, that we have paid accrued lease payments and closing costs. If we are then unable to raise the funds on or before twelve months from October 17, 2016, the lease will terminate.

We will receive credit for the $925,000 paid towards the purchase price in the form of discounted lease payments. For the initial fifty (50) year term of the lease, the lease payments will be reduced by $1,541.67 each month.

In connection with our agreements with MMP, we issued to MMP 100,000 shares of our common stock and a warrant to purchase up to 3,640,000 shares of common stock at an exercise price of $1.00 per share. The warrant can be exercised at any time on or after October 17, 2018 and on or before October 17, 2020.

B Corp Certification

We received B Corp certification in June 2016. This certification is an acknowledgment of our commitment to social and environmental ethics, transparency and accountability.

We join over 1,700 Certified B corporations globally, including 71 others in Colorado, that have met the rigorous standards that measure a company’s impact on its employees, suppliers, community, and the environment. Notable B corporations include Ben & Jerry’s, Patagonia, Warby Parker, and Etsy, Inc.

The B Corp certification was granted by B Lab, a nonprofit organization that serves a global movement of people using business as a force for good. Its vision is that one day all companies will compete to be best for the world and that society will enjoy a more shared and durable prosperity.

B Corp promotes robust standards that can be used by policymakers, investors and the general public to evaluate companies and their business practices. B Corp certification is to business what Fair Trade certification is to coffee or USDA Organic certification is to milk.

We successfully completed a rigorous application and review process in obtaining this prestigious certification.

We believe that this certification, and its endorsement of our environmental standards, community focus and ethics, will provide us with a competitive advantage over potential competitors that lack this accreditation.

Concurrent with receiving B Corp certification, we committed to become a Public Benefit Corporation within two years. If we do not accomplish this, we may lose our B Corp certification.

Market Conditions

According to ArcView Market Research’s 4th Edition of The State of Legal Marijuana Markets report, “The strong growth in demand for legal cannabis over the past two years is expected to continue in the years ahead. Twenty-eight states already permit medical cannabis use and eight states and the District of Columbia have passed ballot measures to allow for full adult use of cannabis. With 8 of 9 ballot measures for medical and adult-use cannabis laws passing in November, 2016 has proven to be a significant year for the cannabis industry. A majority of U.S. states have transitioned from cannabis prohibition to some form of regulated legal markets.”   Sales of legal medical and adult use marijuana were $4.6 billion in 2014, $5.7 billion in 2015 and are expected to grow to $22.8 billion by 2020. The cannabis industry was the fastest growing industry in the United States between 2014 and 2015 (74% growth) and is projected to grow faster than any other industry in the country over the next decade.

While the industry is growing rapidly, the cannabis industry faces four major obstacles that challenge its growth and profitability. First, the cultivation of cannabis is a very capital-intensive enterprise. Many cannabis entrepreneurs do not have access to the capital required to build the infrastructure required to meet growing demand and sales projections. Traditional sources of financing, such as banks, are not available currently to cannabis producers and retailers. Second, there is a significant shortage of knowledge related to virtually all areas of the cannabis business. When new states are added to the list of regulated cannabis markets, there will be a scarcity of experience and expertise to serve the needs of growers and retailers in these states. Third, the majority of states do not allow access to medical cannabis for its patients. This presents an obstacle to the medical cannabis industry and requires financial resources and dedicated advocacy to change regulations on the state level. Fourth, as explained below, marijuana is illegal under federal law.

Government Regulation

Marijuana is a Schedule-I controlled substance and is illegal under federal law.  Even in those states in which the use of marijuana has been legalized, its use remains a violation of federal law.

A Schedule I controlled substance is defined as a substance that has no currently accepted medical use in the United States, a lack of safety for use under medical supervision and a high potential for abuse.  The Department of Justice defines Schedule 1 controlled substances as “the most dangerous drugs of all the drug schedules with potentially severe psychological or physical dependence.”  If the federal government decides to enforce the Controlled Substances Act in Colorado with respect to marijuana, persons that are charged with distributing, possessing with intent to distribute, or growing marijuana could be subject to fines and terms of imprisonment, the maximum being life imprisonment and a $50 million fine.

As of January 31, 2017, 28 states and the District of Columbia allow their citizens to use Medical Marijuana.  Additionally, voters in the states of Colorado, Washington, Alaska, Oregon, Nevada, California, Massachusetts, Maine and the District of Columbia approved ballot measures to legalize cannabis for recreational use by adults.  The state laws are in conflict with the federal Controlled Substances Act, which makes marijuana use and possession illegal on a national level. The Obama administration has effectively stated that it is not an efficient use of resources to direct federal law enforcement agencies to prosecute those lawfully abiding by state-designated laws allowing the use and distribution of medical marijuana.   However, there is no guarantee that the administration will not change its stated policy regarding the low-priority enforcement of such federal laws. Additionally, the Trump administration that follows could change this policy and decide to enforce the federal laws strongly.  Any such change in the federal government’s enforcement of current federal laws could cause significant financial damage to us and our shareholders.  While we do not intend to harvest, distribute or sell cannabis, we may be irreparably harmed by a change in enforcement by the federal government or the enactment of new and more restrictive laws.

Competition

Currently, there are a number of other companies that are involved in the marijuana industry, many of which we consider to be our competition. Many of these companies provide services similar to those which we provide or plan to provide.  We expect that other companies will recognize the value of serving the marijuana industry and become our competitors.

Change in Accountants

On January 19, 2016, we dismissed Hartley Moore Accountancy Corporation (“Hartley Moore”) as our independent registered accounting firm. There were no disagreements with Hartley Moore on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to Hartley Moore's satisfaction, would have caused them to refer to the subject matter of the disagreement(s) in connection with their reports; and there were no "reportable events" as defined in Item 304(a)(1) of Regulation S-K of the Securities and Exchange Commission. On January 19, 2016, we engaged Malone Bailey, LLP as our independent registered public accounting firm. The change in our independent accountants was approved by our Board of Directors.

General

Our offices are located at 3200 Brighton Blvd., Unit 144 Denver, CO 80216. We lease this space located on a month-to-month basis at a rate of $2,870 per month.

As of February 23, 2017 we had two full time employees, that being Timothy Keogh, our Chief Executive Officer and Jane Roach, our Office Manager.  As of September 30, 2016, Mr. Keogh was spending approximately 90% of his time on our business and Jane Roach was spending approximately 100% of her time on our business.  Ben Barton, our Chief Financial Officer, plans to spend approximately 95% of his time on our business.

MANAGEMENT

Name	Age	Position

Timothy Keogh	37	Chief Executive Officer and a Director
Benjamin J. Barton	52	Chief Financial and Accounting Officer and a Director

The following is a brief summary of the background of each officer and director including their principal occupation during the five preceding years.  All directors will serve until their successors are elected and qualified or until they are removed.

Timothy Keogh was appointed our Chief Executive Officer and a director on March 25, 2014. As our Chief Executive Officer, Mr. Keogh has developed sustainable practices and traditional horticultural approaches to the production of medical cannabis to benefit patients in regulated markets. Prior to joining AmeriCann, Mr. Keogh was the Chief Executive Office and a director of Coastal Compassion, Inc., a non-profit corporation that has entered the medical marijuana business in Massachusetts. This effort began in September of 2012 and was formalized under Massachusetts G.L. Chapter 180 in August of 2013.  Under the direction of Mr. Keogh, Coastal Compassion, Inc. received 1 a limited number of provisionally approved licenses in Massachusetts.

 Between November 2010 and November 2013 Mr. Keogh owned and managed Dock Promotions, LLC, a company which provided consulting services to waterfront developments and marinas in the areas of design, construction, and operations.   Between 2003 and 2010, Mr. Keogh was the Director of Business Services for Marina Management Services, Inc., a corporation which provided management and consulting solutions to waterfront developments, marinas and boatyards throughout the Americas and the Caribbean.

Mr. Keogh is an advisory board member of the Rhode Island Patient Advocacy Coalition, and an active member and invited speaker for the National Cannabis Industry Association.  Mr. Keogh holds a Bachelor of Science in Business Administration from Mount St. Mary’s College.

Ben Barton was appointed a director on January 14, 2014 and Chief Financial Officer on January 22, 2014. Since 1986, Mr. Barton has been active in all aspects of venture capital and public stock offerings. Since 2005, Mr. Barton has been the Managing Director of Strategic Capital Partners, LLC, a private investment company specializing in emerging companies. Mr. Barton was one of the founders of Synergy Resources Corporation, an energy company that trades on the NYSE. Prior to earning an MBA in Finance from UCLA, Mr. Barton received his Bachelor of Science degree in Political Science from Arizona State University.

Effective March 25, 2014, we entered into an employment agreement with Mr. Keogh.  The agreement has an initial term of three years and provides that we will pay Mr. Keogh $12,000 per month during the term of the agreement.  Pursuant to the employment agreement, Strategic Capital Partners, LLC, our largest shareholder, sold 1,200,000 shares of our common stock to Mr. Keogh at a price of $0.001 per share.

Of these 1,200,000 shares, 300,000 shares are subject to the following vesting requirements.

Provided Mr. Keogh is employed by us as of the date of vesting, 300,000 shares will vest on the earlier March 19, 2017 or the date we receive at least $45,000,000 from the sale of our debt or equity securities.  For purposes of the foregoing, traditional financing from banks or similar financial institutions will not be given effect and the required amounts to be raised will be cumulative.

All shares that are not vested at the time of termination of Mr. Keogh’s employment, will be repurchased by us at a price of $0.001 per share.  Any shares which are not vested and which are purchased by us will be returned to treasury and cancelled.

See “Principal Shareholders” for information concerning options granted to Mr. Keogh.

Our directors serve until the next annual meeting of our shareholders and until their successors have been duly elected and qualified.  Our officers serve at the discretion of our directors.

We believe our directors are qualified to act as such for the following reasons:

Timothy Keogh – experience in marijuana industry

Benjamin J. Barton – experience in the capital markets

Timothy Keogh and Benjamin J. Barton are not independent as that term is defined in Section 803 of the NYSE MKT Company Guide.

We do not have a financial expert as that term is defined by the Securities and Exchange Commission.

Our Board of Directors does not have standing audit, nominating or compensation committees, committees performing similar functions, or charters for such committees. Instead, the functions that might be delegated to such committees are carried out by our Board of Directors, to the extent required. Our Board of Directors believes that the cost of associated with such committees, has not been justified under our current circumstances.

Given our lack of operations to date, our Board of Directors believes that its current members have sufficient knowledge and experience to fulfill the duties and obligations of an audit committee. None of the current Board members is an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission. The Board has determined that each of its members is able to read and understand fundamental financial statements and has substantial business experience that results in that member’s financial sophistication.

Our Board of Directors does not have a “leadership structure” since each board member is free to introduce any resolution at any meeting of our directors and is entitled to one vote at any meeting.

Holders of our common stock may send written communications to our entire board of directors, or to one or more board members, by addressing the communication to “the Board of Directors” or to one or more directors, specifying the director or directors by name, and sending the communication to our offices in Denver, Colorado.  Communications addressed to the Board of Directors as whole will be delivered to each board member.  Communications addressed to a specific director (or directors) will be delivered to the director (or directors) specified.

Security holder communications not sent to the Board of Directors as a whole or to specified board members will be relayed to board members.

During the years ended September 30, 2016 and 2015 we did not compensate any person for serving as a director.

Executive Compensation

During the years ended September 30, 2016 and 2015 we paid the following compensation to our officers:

Name	Year	Salary	Bonus	Options	Total

Timothy Keogh	2016	$144,000	-	-	$144,000
Chief Executive Officer	2015	$144,000	-	-	$144,000

Benjamin J. Barton	2016	-	-	-	-
Chief Financial Officer	2015	-	-	-	-

The following shows the amounts we expect to pay to our officers during the year ending September 30, 2017 and the amount of time these persons expect to devote to us.

		Percent of time
	Projected	to be Devoted to the
Name	Compensation	Company’s Business

Timothy Keogh	$144,000	90%
Benjamin J. Barton	-	95%

Transactions With Related Parties

During March and April 2014, we sold 1,000,000 shares of our common stock to private investors at a price of $0.75 per share. Benjamin J. Barton, one of our officers and directors, purchased 400,000 of these shares.

During July 2014, we raised $2,373,000 through a private sale of 791,000 Units at a price of $3.00 per Unit. Each Unit consisted of one share of common stock and one warrant. Each warrant allows the holder to purchase one share of our common stock at a price of $8.00 per share anytime on or before April 30, 2018.  Mr. Barton purchased 666,667 of these Units for cash.

As of September 30, 2015, the Company had borrowed $1,682,849 from SCP a Company controlled by Mr. Barton. Through June 20, 2016, we borrowed an additional $227,500 from SCP, and on July 14, 2016, SCP assumed our note payable to an unrelated third party of $521,297. Simultaneously, we modified the note payable to SCP. Principal and interest of $500,000 was converted into 400,000 shares of our common stock. In addition, we issued SCP warrants to purchase 800,000 shares of our common stock, exercisable at a price of $1.50 per share, and warrants to purchase an additional 800,000 shares of common stock, exercisable at a price of $3.00 per share. Both sets of warrants expire on June 30, 2020. The remaining $1,931,646 owed to SCP was divided into two promissory notes. The first note, in the principal amount of $1,000,000, bears interest at 9.5% per year and matures on December 31, 2019. Interest is payable quarterly with the first interest payment due on September 30, 2016. The Note can be converted at any time into shares of our common stock, initially at a conversion price of $1.25 per share. The conversion price will be proportionately adjusted in the event of any stock split or capital reorganization. The note is not secured. The second note, in the principal amount of $931,646, bears interest at 8% per year and matures on December 31, 2019. Interest is payable quarterly, with the first interest payment due on September 30, 2016. The note is not convertible into shares of our common stock, and is secured by a second lien on our property in Denver, Colorado and a first lien on all amounts due to us by Wellness Group Pharms. Any payments received from the sale, lease or commercialization of the property in Denver, and any amounts received from Wellness Group Pharms, will be applied to the principal amount of the Note. Otherwise, all unpaid principal and interest will be due on December 31, 2019. The Company evaluated the debt modification and convertible debt issued in accordance with ASC 470, Debt, and recorded a loss on extinguishment of debt of $901,939, debt discount on secured notes payable – related party of $211,578, and a debt premium on convertible debt of $284,229.

In a separate transaction, the Company borrowed an additional $20,000 from SCP. As of September 30, 2016, the Company owed SCP $2,024,297, net of premiums and discounts.

On April 7, 2016, we signed agreements with Coastal Compassion Inc. (“CCI”). CCI is one of a limited number of non-profit organizations that has received a provisional or final registration to cultivate, process and sell medical cannabis by the Massachusetts Department of Public Health. CCI has agreed to become the initial tenant in our planned MMCC. Tim Keogh, our Chief Executive Officer, is a Board Member of CCI.

Pursuant to the agreements, we agreed to provide CCI with financing of up to $2.5 million for a five-year term at 18% interest per year for construction and working capital required for CCI’s approved dispensary and cultivation center in Fairhaven, MA. For a three-year period beginning April 1, 2016, we agreed to consult with CCI in the design, construction and operation of the Fairhaven facility. CCI will pay us $10,000 each month for these consulting services. Although the DPH has approved our agreement with CCI relating to the development and lease terms of the MMCC, the actual lease agreement with CCI has not been finalized or approved by the DPH. We will need to secure significant capital to provide the financing to CCI.

 As of September 30, 2016, we have provided financing to CCI of $117,693, which includes accrued consulting fees of $60,000, construction and working capital advances of $52,001, and accrued interest of $5,692.

PRINCIPAL SHAREHOLDERS

The following table shows the ownership, as of February 23, 2017, of those persons owning beneficially 5% or more of our common stock and the number and percentage of outstanding shares owned by each of our directors and officers and by all officers and directors as a group.  Each owner has sole voting and investment power over their shares of common stock.

Name	Shares Owned	Percent of Outstanding Shares

Timothy Keogh (1)	1,200,000	6.3%
Benjamin J. Barton	--	0.0%
Strategic Capital Partners, LLC (2)	8,966,667	46.9%

All officers and directors as a Group (2 persons)	10,166,667	53.2%

(1)	Of these 1,200,000 shares, 300,000 shares are subject to vesting requirements. See the “Management” section of this prospectus for further details regarding Mr. Keogh’s employment agreement.

(2)	Strategic Capital Partners, LLC, is controlled by Mr. Barton.

Options and Warrants

We have issued warrants/options to the persons and upon the terms shown below:

		Shares Upon
	Date of	Exercise of	Exercise	Expiration
Name	Issuance	Warrants or Options	Price	Date

Strategic Capital Partners, LLC (1)	02/14/14	1,200,000	$8.00	01/22/18
	02/14/14	600,000	$12.00	01/22/18
	09/09/14	666,667	$8.00	04/30/18
	07/14/16	800,000	$1.25	12/31/19
	07/14/16	800,000	$1.50	06/30/20
	07/14/16	800,000	$3.00	06/30/20

Timothy Keogh	03/25/14	800,000	$8.00	01/22/18
	03/25/14	400,000	$12.00	01/22/18
Former director and officer	03/19/14	100,000	$8.00	03/28/18
	03/19/14	100,000	$12.00	03/28/18

Massachusetts Medical Properties, LLC	10/17/16	3,640,000	$1.00	10/17/20

Unrelated lenders	09/15/16	75,000	$0.75	09/15/20
	09/15/16	75,000	$1.25	09/15/20
	09/15/16	100,000	$0.75	01/31/17

(1)	Strategic Capital Partners, LLC, is controlled by Mr. Barton.

We have also granted options to a number of persons which allow for the purchase of up to 105,000 shares of common stock at a price of $0.75 per share.

To date, no warrants or options have been issued under shareholder approved plans and no shareholder approved plans currently exist.

SELLING SHAREHOLDERS

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the shares to be sold by means of this prospectus are referred to as the “selling shareholders”. The selling shareholders acquired their shares in the transactions described below.

Private Offering. Between October 27, 2016 and November 7, 2016 we sold 2,000,000 units to a group of investors in a private offering at a price of $1.00 per unit. Each unit consisted of one share of our common stock and one Series I warrant. Each Series I Warrant entitles the holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020.

Convertible Notes. On September 15, 2016, we borrowed $75,000 from three unrelated parties. The notes bear interest at 12% per year, are unsecured, and are due and payable on January 14, 2017. At the option of the holder, the notes may be converted into shares of our common stock at a conversion price of $0.75 per share. As additional consideration for the loans we issued 75,000 Series II warrants and 75,000 Series III warrants to the lenders. Each Series II warrant allows the holder to purchase one share of our common stock at a price of $0.75 per share. Each Series III warrant allows the holder to purchase one share of our common stock at a price of $1.25 per share. The Series II and Series III warrants expire on December 15, 2020.

We will not receive any proceeds from the sale of the securities by the selling shareholders. We will pay all costs of registering the securities offered by the selling shareholders. These costs, based upon the time related to preparing this section of the prospectus, are estimated to be $2,000. The selling shareholders will pay all sales commissions and other costs of the sale of the securities offered by them.

		Shares	Shares	Shares
		Issuable	Issuable	Issuable
		Upon	Upon	Upon		Share
		Exercise	Exercise	Exercise	Shares to	Ownership
Name of	Shares	of Series I	of Series II	of Series III	Be Sold In	After
Selling Shareholder	Owned	Warrants	Warrants	Warrants	This Offering	Offering

Angyalfy Family Trust	50,000	50,000			100,000
BCS Capital, LLC	55,000	55,000			110,000
Margaret Bathgate	100,000	100,000			200,000
The Gary S. Berlin Trust	20,000	20,000			40,000
Michael E. Donnelly	25,000	25,000			50,000
Vicki Edwards-Barone	50,000	50,000			100,000
Duane L. Femrite Revocable Family Trust	25,000	25,000			50,000
James Greenwell	15,000	15,000			30,000
David Gregarek	25,000	25,000	25,000	25,000	100,000	--
GKG Investments, LLC	75,000	75,000	25,000	25,000	200,000	--
Genuine Partners	25,000	25,000	25,000	25,000	100,000	--
Tysadco Partners	27,000	27,000			54,000
David and Stephanie Kenkel	55,000	55,000			110,000
Grace M. Kenkel Revocable Trust	60,000	60,000			120,000
John B. Kenkel Revocable Trust	35,000	35,000			70,000
Timothy Keogh	1,205,000	5,000			10,000	1,200,000
Jon B. Kruljac	75,000	75,000			150,000
Lang Family Revocable Living Trust	10,000	10,000			20,000
Hayden IR, LLC	8,000	8,000			16,000
Wilbert L. Miles	15,000	15,000			30,000
William D. Moreland	500,000	500,000			1,000,000
Brian J. Morgan	200,000	200,000			400,000
David R. Morgan	100,000	100,000			200,000
Rajnikant N. Patel	25,000	25,000			50,000
Walter R. Pedigo	15,000	15,000			30,000
Kathy Pudelko	25,000	25,000			50,000
George Resta Living Trust	50,000	50,000			100,000
Kevin J. Shields	100,000	100,000			200,000
Victor Sibilla	10,000	10,000			20,000
Thomas H. Smith	25,000	25,000			50,000
Alva Terry Staples	25,000	25,000			50,000
Rob Ware	25,000	25,000			50,000
Ian Whitmore	40,000	40,000			80,000
Cinnamon Wing	10,000	10,000			20,000
Thomas D. Wolf	10,000	10,000			20,000
Sara Yassin	50,000	50,000			100,000
Robert J. Zappa	10,000	10,000			20,000
Alan Budd Zuckerman	25,000	25,000			50,000

The controlling persons of the non-individual selling shareholders are:

Name of Shareholder	Controlling Person

Angyalfy Family Trust	William B. Angyalfy
BCS Capital, LLC	Katherine Barton
Gary S. Berlin Trust	Gary S. Berlin
Duane L. Femrite Revocable Family Trust	Duane L. Femrite
GKG Investments, LLC	Matt Gregarek
Genuine Partners	Tim Jay Brasel
Tysadco Partners	Glenn Levit
Grace M. Kenkel Revocable Trust	David Kenkel
John B. Kenkel Revocable Trust	David Kenkel
Lang Family Revocable Living Trust	Lanny R. and Carol V. Lang
Hayden IR, LLC	Brett Maas
George Resta Living Trust	George Resta

With the exception of Timothy Keogh, no selling shareholder has, or had, any material relationship with us or our officers or directors.

Margaret Bathgate is the wife of Steven Bathgate. Steven Bathgate, Michael Donnelly and Vicki Edwards-Barone are affiliated with GVC Capital, LLC. John B. Kruljac is affiliated with G Select, LLC. Victor Sibilla is affiliated with West Park Capital, Inc. GVC Capital, West Park Capital and G Select, LLC are securities brokers. To our knowledge, no other selling shareholder is affiliated with a securities broker.

The shares of common stock to be sold by the selling shareholders may be sold by means of this prospectus from time to time as market conditions permit.

The shares of common stock may be sold by one or more of the following methods, without limitation:

●	a block trade in which a broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

●	face-to-face transactions between sellers and purchasers without a broker/dealer.

In completing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither we nor the selling stockholders can presently estimate the amount of such compensation. Notwithstanding the above, no FINRA member will charge commissions that exceed 8% of the total proceeds from the sale.

The selling shareholders and any broker/dealers who act in connection with the sale of their securities may be deemed to be "underwriters" within the meaning of §2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the securities as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholder enters into an agreement to sell his or her securities to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

The selling shareholders may also sell their shares pursuant to Rule 144 under the Securities Act of 1933.

We have advised the selling shareholders that they, and any securities broker/dealers or others who sell the common stock or warrants on behalf of the selling shareholders, may be deemed to be statutory underwriters and will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have also advised each selling shareholder that in the event of a "distribution" of the securities owned by the selling shareholder, the selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase securities of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue 100,000,000 shares of common stock. Holders of our common stock are each entitled to cast one vote for each share held of record on all matters presented to the shareholders. Cumulative voting is not allowed; hence, the holders of a majority of our outstanding common shares can elect all directors.

Holders of our common stock are entitled to receive such dividends as may be declared by our Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our Board of Directors is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

Holders of our common stock do not have preemptive rights to subscribe to additional shares if issued. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

We are authorized to issue 20,000,000 shares of preferred stock. Shares of preferred stock may be issued from time to time in one or more series as may be determined by our Board of Directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the Board of Directors. Our directors may issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of our common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in transactions such as mergers or tender offers if these transactions are not favored by our management. As of the date of this prospectus, we had not issued any shares of preferred stock.

Options and Warrants

See the “Market For Our Common Stock” section of this prospectus for information concerning our outstanding options and warrants.

Transfer Agent

Island Stock Transfer, Inc.

15500 Roosevelt Boulevard, Suite 301

Clearwater, FL 33760

(727) 289-0010

LEGAL PROCEEDINGS

Beginning September 21, 2014, we entered into a series of agreements with Wellness Group Pharms, LLC (“WGP”), an entity that was pursuing licenses to operate marijuana cultivation facilities under the Illinois Compassionate Use of Medical Cannabis Pilot Program Act.  As amended on February 22, 2015, these agreements provided for the following:

●

We were to replace WGP as the purchasing party under an existing contract to acquire a 16.1 acre parcel in Anna, Illinois as WGP was to take the necessary legal steps to assign to us the right to acquire ownership to the property. Subsequent to the amendment WGP purchased the land. To date we have not received title to the land.

●

We were to construct on this parcel a marijuana cultivation facility (consisting of a 27,000 square foot warehouse and a total developable footprint of 285,000 square feet which would be built in future phases according to demand) in accordance with terms specified in WGP’s license application with the State of Illinois.

●

WGP was to lease and operate the facility from us at a base monthly rent of $6.00 per square foot plus 25% of gross monthly sales of cannabis and 20% of gross monthly sales of cannabis infused products.

●

We were to provide working capital advances up to a maximum borrowing amount of $2,772,724, with any advances accruing interest at a rate of 18% per annum.  No principal or interest payments were due until WGP had cash on hand of $250,000, but in any event all principal and interest is due December 31, 2017.

●	We were to receive consulting fees of $20,000 per month, with any unpaid amounts accruing interest at a rate of 18% per annum.

Between February 2015 and April 2015, both parties operated under this agreement.  We made working capital advances totaling $673,294 (inclusive of the deposit of $100,000 made under the initial WGP agreements) and we recognized consulting revenues of $40,000.  We also incurred construction costs totaling $332,357 to begin developing the facility in connection with its obligations under the amended agreement.  However, WGP did not assign its rights to acquire the 16.1 acre parcel to us as required under the amended agreement.  Instead, WGP acquired the property directly.  We have notified WGP that we have fulfilled our obligations pursuant to our agreements with WGP but due to WGP's breach of contract, and repeated lack of good faith and fair dealing, the agreement was terminated.  WGP has claimed that our construction costs were unauthorized.  We dispute WGP’s claim.

Included in Note and Other Receivables – WGP in our balance sheet at September 30, 2016 are working capital advances of $673,294, accrued consulting fees of $40,000, construction advances of $332,357 and accrued interest of $204,363 for a total of $1,250,014.

We have a formal security agreement covering $600,000 of the advances made to WGP (and related interest), whereby the indebtedness is secured by all real and personal property of WGP.  We believe all other amounts owed by WGP are due and payable.  However, given the current dispute with WGP, we have established a provision for doubtful accounts of $469,699 as of September 30, 2016, representing all amounts owed by WGP (including related interest) that are not covered by a formal security agreement.  This provision is reflected as a separate component of operating expense within our accompanying statement of operations.

We have not filed any formal litigation but have provided legal notice that our loans to WGP are immediately due and payable.  By contract, our process for resolving any disputes with WGP is to be resolved via binding arbitration.  We are aggressively pursuing collection of all amounts owed by WGP.  See Note 3 in the Notes to the Financial Statements for a discussion regarding our ongoing dispute with WGP.

In October 2016, we were named as a Defendant in an arbitration proceeding brought by Jay Czarkowski, one of our former officers and directors. In his claim, Mr. Czarkowski claims that we failed to grant him stock options to purchase 200,000 shares of the Company’s common stock pursuant to our March 2014 settlement agreement with Mr. Czarkowski. We have denied Mr. Czarkowski claim since our 10-K reports have disclosed that we have granted these options to Mr. Czarkowski.

In October 2016, an unrelated third party filed an arbitration claim against us seeking damages for failure to deliver a stock option agreement. In filing an answer to the arbitration claim, we intend to assert the defense that the unrelated third party has not been damaged since the exercise price of the options far exceeds the market value of our common stock.

Other than the foregoing, we are not involved in any legal proceedings and we do not know of any legal proceedings which are threatened or contemplated.

INDEMNIFICATION

Our Bylaws authorize indemnification of a director, officer, employee or agent against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers, or controlling persons pursuant to these provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission’s Public Reference Room.

We are subject to the requirements of the Securities Exchange Act of l934 and are required to file reports and other information with the Securities and Exchange Commission. Copies of any such reports and other information (which includes our financial statements) filed by us can be read and copied at the Commission's Public Reference Room.

The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Public Reference Room is located at 100 F. Street, N.E., Washington, D.C. 20549.

Our Registration Statement and all reports and other information we file with the Securities and Exchange Commission are available at www.sec.gov, the website of the Securities and Exchange Commission.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of AmeriCann, Inc.

We have audited the accompanying balance sheet of AmeriCann, Inc. (the “Company”) as of September 30, 2016, and the related statements of operations, changes in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AmeriCann, Inc. as of September 30, 2016, and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company suffered recurring losses from operations and has an accumulated deficit. These conditions raise significant doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Malone Bailey, LLP

www.malonebailey.com

Houston, Texas

January 12, 2017

Hartley Moore Accountancy Corporation

17981 Sky Park Circe, Suite H

Irvine, CA 92614

Tel: (949) 438-4730

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders of

AmeriCann, Inc. (fka Nevada Health Scan, Inc.)

We have audited the accompanying balance sheet of AmeriCann, Inc. (fka Nevada Health Scan, Inc.) as of September 30, 2015, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the year ended September 30, 2015. These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of AmeriCann, Inc. (fka Nevada Health Scan, Inc.) as of September 30, 2015, and the results of its operations and its cash flows for the year ended September 30, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the entity will continue as a going concern.  As discussed in Note 2 to the financial statements, the entity has suffered recurring losses from operations that raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Hartley Moore Accountancy Corporation

Hartley Moore Accountancy Corporation

Irvine, California

January 13, 2016

AMERICANN, INC.

BALANCE SHEETS

	September 30,	September 30,
	2016	2015

Assets
Current Assets:
Cash and cash equivalents	$24	$201,353
Interest receivable	2,521	5,975
Deposits on land	-	200,000
Prepaid expenses	11,726	35,758
Land held for resale	-	2,250,809
Note receivable	247,378	-
Total current assets	261,649	2,693,895

Land held for resale	2,250,809	-
Furniture and equipment (net of depreciation of $2,581 and $1,458)	5,276	6,399
Notes and other receivables (net of allowance of $469,699 and $456,470)	780,315	1,251,105
Note receivable - related party	117,693	-
Website development costs (net of amortization of $14,986 and $1,153)	26,514	40,347
Deposits on land	925,000	-
Security deposit	3,110	3,110
Total assets	$4,370,366	$3,994,856

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$385,380	$85,298
Interest payable (including $109,825 and $0 to related parties)	118,749	-
Other payables	14,927	11,716
Deferred revenue	60,000	-
Notes payable	1,157,997	900,000
Total current liabilities	1,737,053	997,014

Note payable - related party	2,024,297	1,682,849
Total liabilities	3,761,350	2,679,863

Commitments and contingencies - see Note 9

Stockholders' Equity:
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 17,031,000 and 16,631,000 shares issued and outstanding as of September 30, 2016 and 2015, respectively	1,703	1,663
Additional paid in capital	6,512,244	5,007,497

Accumulated deficit	(5,904,931)	(3,694,167)
Total stockholders' equity	609,016	1,314,993
Total liabilities and stockholders' equity	$4,370,366	$3,994,856

See accompanying notes to unaudited condensed consolidated financial statements.

AMERICANN, INC.

STATEMENTS OF OPERATIONS

	Year Ended September 30,
	2016	2015
Revenues:
Consulting fees	$60,000	$140,000
Total revenues	60,000	140,000

Operating expenses:
Advertising and marketing	21,312	15,172
Professional fees	571,141	640,326
General and administrative expenses	583,739	835,501
Provision for doubtful accounts	13,229	456,470
Total operating expenses	1,189,421	1,947,469

Loss from operations	(1,129,421)	(1,807,469)

Other income (expense):
Interest income	183,255	213,665
Interest expense	(162,834)	(73,198)
Loss on extinguishment of debt	(991,939)	-
Interest expense - related party	(109,825)	(62,342)
Total other income (expense)	(1,081,343)	78,125

Net loss	$(2,210,764)	$(1,729,344)

Basic and diluted loss per common share	$(0.13)	$(0.10)

Weighted average common shares outstanding	17,031,000	16,622,507

See accompanying notes to financial statements.

AMERICANN, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

					Additional
	Preferred Stock		Common Stock		Paid In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances, September 30, 2014	-	$-	16,581,000	$1,658	$4,606,718	$(1,964,823)	$2,643,553
Stock-based compensation expense	-	-	-	-	299,602	-	299,602
Stock option expense	-	-	-	-	66,932	-	66,932
Stock issued for services in process	-	-	50,000	5	34,245		34,250
Net loss	-	-	-	-	-	(1,729,344)	(1,729,344)
Balances, September 30, 2015	-	$-	16,631,000	$1,663	$5,007,497	$(3,694,167)	$1,314,993
Stock-based compensation expense	-	-	-	-	131,075	-	131,075
Stock option expense	-	-	-	-	9,173	-	9,173
Stock issued for debt modification	-	-	400,000	40	1,364,499	-	,364,539
Net loss	-	-	-	-	-	(2,210,764)	(2,210,764)
Balances, September 30, 2016	-	-	17,031,000	$1,703	$6,512,244	$(5,904,931)	$609,016

See accompanying notes to financial statements.

AMERICANN, INC.

STATEMENTS OF CASH FLOWS

	Year Ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(2,210,764)	$(1,729,344)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	14,956	2,217
Provision for doubtful accounts	13,229	456,470
Stock based compensation and option expense	140,249	366,534
Loss on extinguishment of debt	991,939	-
Amortization of deferred financing costs	-	27,772
Amortization of stock issued for prepaid services	-	28,542
Changes in operating assets and liabilities:
Interest receivable	3,454	(5,975)
Prepaid expenses	24,032	(25,050)
Accounts payable and accrued expenses	300,082	59,783
Related party payables	-	(16,357)
Interest payable	8,924	-
Interest payable - related party	109,825	44,657
Other payables	3,211	9,957
Deferred revenue	60,000	(11,740)
Net cash flows used in operations	(540,863)	(792,534)
Cash flows from investing activities:
Capitalization of website development costs	-	(41,500
Deposit on land	(725,000)	(200,000)
Payments received on notes receivable	338,927	413,695
Advances made on notes receivable - related party	(117,693)	-
Advances made on notes receivable - WGP	(128,744)	(1,021,270)
Net cash flows used in investing activities	(632,510)	(849,075)
Cash flows from financing activities:
Proceeds from note payable	724,544	861,006
Proceeds from note payable - related party	247,500	1,015,000
Payments on note payable - related party	-	(207,000)
Net cash flows provided by financing activities	972,044	1,669,006
Net increase (decrease) in cash and cash equivalents	(201,329)	27,397
Cash and cash equivalents at beginning of period	201,353	173,956
Cash and cash equivalents at end of period	$24	$201,353
Supplementary Disclosure of Cash Flow Information:
Cash paid for interest	$151,925	$36,357
Cash paid for income taxes	$-	$-
Deferred financing costs	$-	$27,772
Property tax paid directly from escrow	$-	$11,222
Pay off of loan entered into on March 21, 2015, from loan proceeds entered into on September 15, 2015	$-	$650,000

Non-Cash Investing and Financing Activities:
Common stock issued for related party debt settlement	500,000	-
Debt discount on new debt	35,250	-
Reclass note payable to related party (3rd party debt was released and assumed by related party)	521,297	-
Debt discount/premium due to debt modification	72,651	-
Warrants issued with debt modification	756,637	-
Accrued interest added to note payable related party	-	49,849
Advance from deposit reclassed to note receivable - WGP	-	100,000
Shares issued for prepaid services	-	34,250

 See accompanying notes to financial statements

AMERICANN, INC.

 NOTES TO FINANCIAL STATEMENTS

NOTE 1.	DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Description of Business

AmeriCann, Inc. ("the Company" or "the Issuer") was organized under the laws of the State of Delaware on June 25, 2010. The Company was established as part of the Chapter 11 reorganization of AP Corporate Services, Inc. ("AP"). Under AP's Plan of Reorganization, as confirmed by the U.S. Bankruptcy Court for the Central District of California, the Company was incorporated to: (i) receive and own any interest which AP had in the development of an MRI scanning facility; and (ii) issue shares of its common stock to AP's general unsecured creditors, to its administrative creditors, and to its shareholders.

Since the Company lacked the resources to effectively develop an MRI facility, in June 2012 the Company decided to promote medical tourism by providing information on a website for those seeking to travel abroad for healthcare services. The Company planned to generate revenue by selling advertising to healthcare providers and related businesses including hotels and travel agencies.

In September 2013, the Company abandoned its business plan relating to promoting medical tourism.

On January 17, 2014, a privately held limited liability company acquired approximately 93% of the Company's outstanding shares of common stock from several of the Company's shareholders which resulted in a change in control of the Company.

The Company's new business plan is to offer a comprehensive, turnkey package of services that includes consulting, design, construction and financing to approved and licensed marijuana operators throughout the United States. The Company's business plan is based on the anticipated growth of the regulated marijuana market in the United States.

The Company's activities are subject to significant risks and uncertainties including failure to secure funding to expand its operations.

Certain prior period amounts have been reclassified to conform with current period presentation. These reclassifications have no impact on net loss.

Summary of Significant Accounting Policies

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s financial statements. The financial statements and notes are representations of the Company’s management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States and have been consistently applied in the preparation of the financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets  and  liabilities  and disclosure  of contingent  assets and  liabilities at the date of the financial  statements and the  reported  amounts of revenues  and expenses  during the  reporting  period. The more significant estimates and assumptions made by management are valuation of equity instruments, deferred tax asset valuation and allowance and collectability of long-lived assets. Actual results could differ from those estimates as the current economic environment has increased the degree of uncertainty inherent in these estimates and assumptions.  See Note 3 in the Notes to the Financial Statements included as part of this report for a discussion of our provision for doubtful accounts for amount amounts owed from WGP.

Cash and Cash Equivalents

Cash and cash equivalents includes cash on hand, demand deposit accounts and temporary cash investments with maturities of ninety days or less at the date of purchase.

Income Taxes

In accordance with Accounting Standards Codification (ASC) 740 - Income Taxes, the provision for income taxes is computed using the asset and liability method. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts on the financial statements.  The resulting deferred tax assets or liabilities have been adjusted to reflect changes in tax laws as they occur.  A valuation allowance is provided when it is more likely than not that a deferred tax asset will not be realized.

We expect to recognize the financial statement benefit of an uncertain tax position only after considering the probability that a tax authority would sustain the position in an examination. For tax positions meeting a "more-likely-than-not" threshold, the amount to be recognized in the financial statements will be the benefit expected to be realized upon settlement with the tax authority. For tax positions not meeting the threshold, no financial statement benefit is recognized. As of September 30, 2016, we had no uncertain tax positions. We recognize interest and penalties, if any, related to uncertain tax positions as general and administrative expenses. We currently have no federal or state tax examinations nor have we had any federal or state examinations since our inception. To date, we have not incurred any interest or tax penalties.

For federal tax purposes, our 2014 through 2016 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations.

Concentration of Credit Risks and Significant Customers

Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash, notes receivables, deposits, accounts receivables and notes receivable. We place our cash with high credit quality financial institutions. As of September 30, 2016, we had outstanding notes receivable of $247,378 with 4900 Jackson, LLC, notes receivable of $117,693 with Coastal Compassion Inc., and a note and a receivable in the amount of $1,250,014 with WGP (exclusive of provision for doubtful accounts of $469,699).  See Note 3 in the Notes to the Financial Statements included as part of this report for a discussion of our provision for doubtful accounts for amounts owed from WGP.

For the year ended September 30, 2016, all of the Company’s revenue was earned from one customer, 4900 Jackson, LLC. For the year ended September 30, 2015, revenue earned from 4900 Jackson, LLC was $100,000, or 71% of total revenues.

Financial Instruments and Fair Value of Financial Instruments

We adopted ASC Topic 820, Fair Value Measurements and Disclosures, for assets and liabilities measured at fair value on a recurring basis. ASC Topic 820 establishes a common definition for fair value to be applied to existing US GAAP that requires the use of fair value measurements that establishes a framework for measuring fair value and expands disclosure about such fair value measurements.

ASC 820 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Additionally, ASC Topic 820 requires the use of valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized below:

Level 1:	Observable inputs such as quoted market prices in active markets for identical assets or liabilities

Level 2:	Observable market-based inputs or unobservable inputs that are corroborated by market data

Level 3:	Unobservable inputs for which there is little or no market data, which require the use of the reporting entity’s own assumptions.

The carrying value of financial assets and liabilities recorded at fair value is measured on a recurring or nonrecurring basis. Financial assets and liabilities measured on a non-recurring basis are those that are adjusted to fair value when a significant event occurs. We had no financial assets or liabilities carried and measured on a nonrecurring basis during the reporting periods. Financial assets and liabilities measured on a recurring basis are those that are adjusted to fair value each time a financial statement is prepared.

Derivative Liabilities

We evaluate stock options, stock warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under the relevant sections of ASC Topic 815-40, Derivative Instruments and Hedging: Contracts in Entity’s Own Equity. The result of this accounting treatment could be that the fair value of a financial instrument is classified as a derivative instrument and is marked-to-market at each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income or other expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Financial instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815-40 are reclassified to a liability account at the fair value of the instrument on the reclassification date. We determined that none of our financial instruments meet the criteria for derivative accounting as of September 30, 2016 and 2015.

Fixed Assets

Our long-lived assets consisted of property and equipment and are reviewed for impairment in accordance with the guidance of the FASB Topic ASC 360, Property, Plant, and Equipment, and FASB Topic ASC 205, Presentation of Financial Statements. We test for impairment losses on long-lived assets used in operations whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value. Impairment evaluations involve management's estimates on asset useful lives and future cash flows. Actual useful lives and cash flows could be different from those estimated by management which could have a material effect on our reporting results and financial positions. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary. Through September 30, 2016, we had not experienced impairment losses on our long-lived assets. However, there can be no assurances that demand for our products or services will continue, which could result in an impairment of long-lived assets in the future.

Website Development Costs

We recognized the costs associated with developing a website in accordance with ASC Subtopic 350-50, Website Development Cost. The website development costs are divided into three stages, planning, development and production. The development stage can further be classified as application and infrastructure development, graphics development and content development. In short, website development cost for internal use should be capitalized except content input and data conversion costs in content development stage. Costs associated with the website consist of website development costs paid to third parties. Website development amortization expense was $13,833 for the year ended September 30, 2016, and $1,153 for the year ended September 30, 2015.

Deferred Financing Costs

Deferred financing costs represent costs incurred in the connection with obtaining debt financing. These costs are amortized ratably and charged to financing expenses over the term of the related debt.

Equity Instruments Issued to Non-Employees for Acquiring Goods or Services

Issuances of our common stock or warrants for acquiring goods or services are measured at the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The measurement date for the fair value of the equity instruments issued to consultants or vendors is determined at the earlier of (i) the date at which a commitment for performance to earn the equity instruments is reached (a "performance commitment" which would include a penalty considered to be of a magnitude that is a sufficiently large disincentive for nonperformance) or (ii) the date at which performance is complete.

Although situations may arise in which counter performance may be required over a period of time, the equity award granted to the party performing the service is fully vested and non-forfeitable on the date of the agreement. As a result, in this situation in which vesting periods do not exist if the instruments is fully vested on the date of agreement, we determine such date to be the measurement date and will record the estimated fair market value of the instruments granted as a prepaid expense and amortize such amount to general and administrative expense in the accompanying statement of operations over the contract period. When it is appropriate for us to recognize the cost of a transaction during financial reporting periods prior to the measurement date, for purposes of recognition of costs during those periods, the equity instrument is measured at the then-current fair values at each of those interim financial reporting dates.

Non-Cash Equity Transactions

Shares of equity instruments issued for noncash consideration are recorded at the estimated fair market value of the consideration granted based on the estimated fair market value of the equity instrument, or at the estimated fair market value of the goods or services received, whichever is more readily determinable.

Stock-Based Compensation

We account for share-based awards to employees in accordance with ASC 718 “Stock Compensation”. Under this guidance, stock compensation expense is measured at the grant date, based on the fair value of the award, and is recognized as an expense over the estimated service period (generally the vesting period) on the straight-line attribute method. Share-based awards to non-employees are accounted for in accordance with ASC 505-50 “Equity”, wherein such awards are expensed over the period in which the related services are rendered.

Related Parties

A party is considered to be related to us if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with us. Related parties also include our principal owners, our management, members of the immediate families of our principal owners and our management and other parties with which we may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties, or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests, is also a related party.

Revenue Recognition

We recognize revenue on consulting at the time the service is rendered and collectability is reasonably assured.

Advertising Expense

Advertising, promotional and selling expenses consisted of sales and marketing expenses, and promotional activity expenses. Expenses are recognized when incurred.

General and Administrative Expense

General and administrative expenses consisted of professional service fees, rent and utility expenses, meals, travel and entertainment expenses, and other general and administrative overhead costs. Expenses are recognized when incurred.

Loss per Share

We compute net loss per share in accordance with the FASB ASC 260. The ASC specifies the computation, presentation and disclosure requirements for loss per share for entities with publicly held common stock.

Basic loss per share amounts is computed by dividing the net loss by the weighted average number of common shares outstanding. Shares issuable upon the exercise of equity instruments such as warrants and options were not included in the loss per share calculations because the inclusion would have been anti-dilutive.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers, which will supersede nearly all existing revenue recognition guidance under U.S. GAAP. The core principle of ASU 2014-09 is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. As amended by the FASB in July 2015, the standard is effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standard in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting ASU 2014-09 recognized at the date of adoption (which includes additional footnote disclosures). We are currently evaluating the impact of our pending adoption of ASU 2014-09 on our financial statements and have not yet determined the method by which we will adopt the standard in 2018.

In August 2014, the FASB issued guidance that requires management to evaluate whether there are conditions or events that raise substantial doubt about an entity's ability to continue as a going concern. If such conditions or events exist, disclosures are required that enable users of the financial statements to understand the nature of the conditions or evens, management's evaluation of the circumstances and management's plans to mitigate the conditions or events that raise substantial doubt about the entity's ability to continue as a going concern. We will be required to perform an annual assessment of our ability to continue as a going concern when this standard becomes effective on January 1, 2017; however, the adoption of this guidance is not expected to impact our financial position, results of operations or cash flows.

In November 2015, the FASB issued ASU No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. The standard requires that deferred tax assets and liabilities be classified as noncurrent on the balance sheet rather than being separated into current and noncurrent. ASU 2015-17 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016. Early adoption is permitted and the standard may be applied either retrospectively or on a prospective basis to all deferred tax assets and liabilities. We early adopted ASU 2015-17 during our first quarter of fiscal year 2016 on a retrospective basis. The adoption of 2015-17 had no impact on our financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), to provide guidance on recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements, specifically differentiating between different types of leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from all leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous GAAP. There continues to be a differentiation between finance leases and operating leases. However, the principal difference from previous guidance is that the lease assets and lease liabilities arising from operating leases should be recognized in the balance sheet. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. The amendments will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. These practical expedients relate to the identification and classification of leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. The Company is currently evaluating the impact of these amendments on its financial statements.

In March 2016, the FASB issued ASU No. 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations, to clarify the implementation guidance on principal versus agent considerations and address how an entity should assess whether it is the principal or the agent in contracts that include three or more parties. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09 (discussed above). The Company is currently evaluating the impact of these amendments on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, to reduce complexity in accounting standards involving several aspects of the accounting for employee share-based payment transactions, including (1) the income tax consequences, (2) classification of awards as either equity or liabilities, and (3) classification on the statement of cash flows. The amendments will be effective for financial statements issued for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and early adoption is permitted. Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method, amendments related to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement should be applied retrospectively, amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating expected term should be applied prospectively, and amendments related to the presentation of excess tax benefits on the statement of cash flows can be applied using either a prospective transition method or a retrospective transition method. An entity that elects early adoption must adopt all of the amendments in the same period. The Company is currently evaluating the impact of these amendments on its financial statements.

In April 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, to clarify the following two aspects of Topic 606: 1) identifying performance obligations, and 2) the licensing implementation guidance. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09 (discussed above). The Company is currently evaluating the impact of these amendments on its financial statements.

In May 2016, the FASB issued ASU No. 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing, to clarify certain core recognition principles including collectability, sales tax presentation, noncash consideration, contract modifications and completed contracts at transition and disclosures no longer required if the full retrospective transition method is adopted. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09 (discussed above). The Company is currently evaluating the impact of these amendments on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to clarify how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments should be applied using a retrospective transition method, and are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of these amendments on its financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), to provide guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flow. The amendments should be applied using a retrospective transition method, and are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of these amendments on its financial statements.

NOTE 2.	GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $5,904,931 and $3,694,167 at September 30, 2016 and 2015, respectively, and had a net loss of $2,210,764 for the year ended September 30, 2016. Further, the amount due from WGP of $1,250,014 (before an allowance of $469,699) may not be collectible. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. While the Company is attempting to increase operations and generate additional revenues, the Company's cash position may not be significant enough to support the Company's daily operations. Management intends to raise additional funds through the sale of its securities.

Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate additional revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company's ability to further implement its business plan and generate additional revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3.	NOTES RECEIVABLE

Notes and Other Receivables consisted of the following:

	September 30,	September 30,
	2016	2015
Note receivable from 4900 Jackson, LLC, a licensed dispensary, interest rate of 12.0%; monthly principal and interest payments of $50,000, with a balloon payment of $182,531 due on May 1, 2017; collateralized by the borrower's assets.	$247,378	$586,305

Notes and other receivables from WGP, a licensed medical marijuana cultivator; $673,294 note secured by real and personal property of the borrower, interest rate of 18.0%; accrued consulting fees of $40,000, construction advances of $332,357 and accrued interest of $204,363. Net of reserves of $469,699 and $456,470. All amounts are due and payable immediately.	780,315	664,800

Related party note receivable from CCI, a non-profit corporation, financing of up to $2.5 million through April 2021, interest rate of 18.0%; monthly principal and interest payments commencing the sixth month after CCI begins to generate sales; accrued consulting fees of $60,000, construction and working capital advances of $52,001, and accrued interest of$5,692; unsecured.	117,693	--
	1,145,386	1,251,105
Less: Current portion	247,378	--
	$898,008	$1,251,105

The notes and other receivables from WGP are classified as long term due to ongoing disputes between the Company and WGP.

Beginning September 21, 2014, we entered into a series of agreements with WGP, an entity that was pursuing licenses to operate marijuana cultivation facilities under the Illinois Compassionate Use of Medical Cannabis Pilot Program Act.  As amended on February 22, 2015, these agreements provided for the following:

●

We were to replace WGP as the purchasing party under an existing contract to acquire a 16.1 acre parcel in Anna, Illinois as WGP was to take the necessary legal steps to assign to us the right to acquire ownership to the property.  Subsequent to the amendment WGP purchased the land.  To date we have not received title to the land.

●

We were to construct on this parcel a marijuana cultivation facility (consisting of a 27,000 square foot warehouse and a total developable footprint of 285,000 square feet which would be built in future phases according to demand) in accordance with terms specified in WGP’s license application with the State of Illinois.

●

WGP was to lease and operate the facility from us at a base monthly rent of $6.00 per square foot plus 25% of gross monthly sales of cannabis and 20% of gross monthly sales of cannabis infused products.

●

We were to provide working capital advances up to a maximum borrowing amount of $2,772,724, with any advances accruing interest at a rate of 18% per annum.  No principal or interest payments were due until WGP had cash on hand of $250,000, but in any event all principal and interest is due December 31, 2017.

●	We were to receive consulting fees of $20,000 per month, with any unpaid amounts accruing interest at a rate of 18% per annum.

Between February 2015 and April 2015, both parties operated under this agreement.  We made working capital advances totaling $673,294 (inclusive of the deposit of $100,000 made under the initial WGP agreements) and we recognized consulting revenues of $40,000.  We also incurred construction costs totaling $332,357 to begin developing the facility in connection with its obligations under the amended agreement.  However, WGP did not assign its rights to acquire the 16.1 acre parcel to us as required under the amended agreement.  Instead, WGP acquired the property directly.  We have notified WGP that we have fulfilled our obligations pursuant to our agreements with WGP but due to WGP's breach of contract, and repeated lack of good faith and fair dealing, the agreement was terminated.  WGP has claimed that our construction costs were unauthorized.  We dispute WGP’s claim.

Included in Note and Other Receivables – WGP in our balance sheet at September 31, 2016 are working capital advances of $673,294, accrued consulting fees of $40,000, construction advances of $332,357 and accrued interest of $204,363 for a total of $1,250,014.

We have a formal security agreement covering $600,000 of the advances made to WGP (and related interest), whereby the indebtedness is secured by all real and personal property of WGP.  We believe all other amounts owed by WGP are due and payable.  However, given the current dispute with WGP, we have established a provision for doubtful accounts of $469,699 as of September 30, 2016, representing all amounts owed by WGP (including related interest) that are not covered by a formal security agreement.  This provision is reflected as a separate component of operating expense within our accompanying statement of operations.

We have not filed any formal litigation but have provided legal notice that our loans to WGP are immediately due and payable.  By contract, our process for resolving any disputes with WGP is to be resolved via binding arbitration.  We are aggressively pursuing collection of all amounts owed by WGP.

NOTE 4.	NOTES PAYABLE

Unrelated

On March 21, 2015, the Company closed on a $650,000 loan from a third party. The loan was due September 21, 2015 and was secured by the land held for sale the Company owns at 4200 Monaco Street, Denver, Colorado. The annual interest rate for the loan was 14%. This note was repaid as described below.

On September 15, 2015, a potential buyer loaned the Company $900,000. The loan bears interest at 12% per year and was due and payable on March 16, 2016. The Company used $650,000 of the proceeds to repay the existing loan that was secured by the property. On April 6, 2016, the loan was modified as follows:

•	The principal balance of the loan was increased to $990,000;
•	The interest rate was increased to 18% per year; and
•	The maturity date of the loan was extended to March 15, 2017.

We considered ASC Subtopic 470-50, Debt Modifications and Extinguishments, and determined that the modification was an extinguishment and therefore, recognized a loss on the extinguishment of the original debt of $90,000 in the year ended September 30, 2016. We may repay the loan at any time without penalty. The loan is secured by a first lien on the five-acre parcel of land in Denver. At September 30, 2016, accrued interest on this note payable was $8,924. Interest expense was $150,497 and $80,623 for the years ended September 30, 2016 and 2015, respectively.

As of September 30, 2016, we had borrowed $203,247 from various unrelated parties, exclusive of debt discounts. The interest rates on these notes range from 8% to 18%, due dates range from December 14, 2016, through January 15, 2017, and $75,000 is convertible into the Company’s common stock at a conversion price of $0.75. In addition to the notes, we issued warrants to purchase 75,000 shares of our common stock, exercisable at a price of $0.75 per share, and warrants to purchase an additional 75,000 shares of common stock, exercisable at a price of $1.25 per share. Both sets of warrants expire on September 15, 2020. We allocated the new proceeds to the warrants, stock options, and the convertible debt based on their relative fair values, as determined by the Black Scholes option pricing model. Based on the Black Scholes option pricing model, $35,250 was allocated to the warrants which are reflected in additional paid-in-capital and $35,250 was allocated to a debt discount. The debt discount is being amortized on a straight-line basis over the term of the note. See Note 8 in the Notes to these Financial Statements for additional information on the warrants.

Related Party

On February 1, 2016, the Company entered into an agreement with an unrelated party which provides the Company with borrowing capacity of $200,000. On May 1, 2016, the agreement was amended to increase the borrowing capacity to $1,000,000. On July 14, 2016, Strategic Capital Partners (“SCP”) assumed the $521,297 loan borrowed against this credit line, increasing the total balance owed to SCP by the Company to $2,431,646. SCP is controlled by Benjamin J. Barton, one of our officers and directors and a principal shareholder. The amounts borrowed from SCP were used to fund our operations.

On July 14, 2016, the Company entered into a debt modification agreement whereby a portion of the debt was converted into common stock and the remaining debt was renegotiated into two promissory notes.

Of the amounts owed to SCP, $500,000 was converted into 400,000 shares of our common stock ($1.25 conversion rate).

The remaining $1,931,646 owed to SCP was divided into two promissory notes.

The first note, in the principal amount of $1,000,000, bears interest at 9.5% per year and matures on December 31, 2019. Interest is payable quarterly with the first interest payment due on September 30, 2016. The note can be converted at any time, at the option of the lender, into shares of our common stock, initially at a conversion price of $1.25 per share. The conversion price will be proportionately adjusted in the event of any stock split or capital reorganization. The note is not secured. At September 30, 2016, accrued interest on this note payable was $20,301.

If the average closing price of our common stock is at least $2.50 for twenty consecutive trading days, and the average daily volume of trades of our common stock during the twenty trading days is at least 100,000 shares, we may, within 10 days of the end of such twenty-day period, notify SCP that its right to convert the note into shares of our common stock will end 45 days after the date of the notice to SCP.

The second note, in the principal amount of $931,640, bears interest at 8% per year and matures on December 31, 2019. Interest is payable quarterly, with the first interest payment due on September 30, 2016. The note is not convertible into shares of our common stock. The note is secured by a second lien on our property in Denver, Colorado and a first lien on all amounts due to us by WGP. Any payments received from the sale, lease or commercialization of the property in Denver, and any amounts received from WGP, will be applied to the principal amount of the note. Otherwise, all unpaid principal and interest will be due on December 31, 2019. At September 30, 2016, accrued interest on this note payable was $15,297.

In connection with the debt modification agreement, we issued SCP warrants to purchase 800,000 shares of our common stock, exercisable at a price of $1.50 per share, and warrants to purchase an additional 800,000 shares of common stock, exercisable at a price of $3.00 per share. Both sets of warrants expire on June 30, 2020. See Note 8 in the Notes to these Financial Statements for additional information on the warrants.

The Company analyzed the modification of the note under ASC 470, Debt, and concluded that the modification was an extinguishment and therefore, recognized a loss on the extinguishment of the original debt of $901,939 as follows:

Present Value as
of 7/14/16
Reacquisition Price of Debt:
Common stock issued	$408,000
Warrants	921,288
$1.0M convertible note	1,284,229
$0.9M secured note	720,068
Reacquisition Price of Debt:	$3,333,585
Net Carrying Amount of Extinguished Debt:	2,431,646
Gain/(loss) on extinguishment of debt:	$(901,939)

The Company allocated the reacquisition price to the warrants, stock options, and the convertible debt based on their relative fair values, as determined by the Black Scholes option pricing model. Based on the Black Scholes option pricing model, $921,288 was allocated to the warrants which are reflected in additional paid-in-capital, $284,229 was allocated to a debt premium on the convertible debt, and $211,578 was allocated to a debt discount on the secured note. Both the debt premium and discount are being amortized on a straight-line basis over the term of the note.

In a separate transaction, the Company borrowed an additional $20,000 from SCP. As of September 30, 2016, the Company owed SCP $2,024,297, net of premiums and discounts.

NOTE 5.	RELATED PARTY TRANSACTIONS

Strategic Capital Partners. At September 30, 2016 and 2015, we had outstanding notes payable to SCP, of $2,024,297 and $1,682,849, respectively. On July 14, 2016, $500,000 of the amount owed to SCP was converted into 400,000 shares of our common stock, and the remaining $1,931,646 owed to SCP was divided into two promissory notes. See Notes 4 and 8 in the Notes to these Financial Statements.

Interest expense was $109,825 and $62,342 for the years ended September 30, 2016 and 2015, respectively. Interest payable – related party of $109,825 and $0 was included in the accompanying balance sheets at September 30, 2016 and September 30, 2015, respectively.  The Company made no interest payments during 2016 associated with this related party notes payable.  During 2016, the Company received advances of $247,500 and made no payments. During 2015, the Company received advances of $1,015,000 and made payments of $207,000.

During the year ended September 30, 2015, SCP paid expenses of $37,720 on behalf of the Company of which the Company repaid all related amounts as of September 30, 2015. There were no similar transactions during the year ended September 30, 2016.

Coastal Compassion. On April 7, 2016, we signed agreements with Coastal Compassion Inc. (“CCI”). CCI is one of a limited number of non-profit organizations that has received a provisional or final registration to cultivate, process and sell medical cannabis by the Massachusetts Department of Public Health. CCI has agreed to become the initial tenant in our planned MMCC. Tim Keogh, our Chief Executive Officer, is a Board Member of CCI.

Pursuant to the agreements, we agreed to provide CCI with financing of up to $2.5 million for a five-year term at 18% interest per year for construction and working capital required for CCI’s approved dispensary and cultivation center in Fairhaven, MA. For a three- year period beginning April 1, 2016, we agreed to consult with CCI in the design, construction and operation of the Fairhaven facility. CCI will pay us $10,000 each month for these consulting services. Although the DPH has approved our agreement with CCI relating to the development and lease terms of the MMCC, the actual lease agreement with CCI has not been finalized or approved by the DPH. We will need to secure significant capital to provide the financing to CCI.

As of September 30, 2016, we have provided financing to CCI of $117,693, which includes accrued consulting fees of $60,000, construction and working capital advances of $52,001, and accrued interest of $5,692. At September 30, 2016, we had deferred revenue of $60,000 from consulting services provided to CCI.

NOTE 6.	EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

	Year Ended September 30,
	2016	2015

Net loss attributable to common stockholders	$(2,210,764)	$(1,729,344)

Basic weighted average outstanding shares of common stock	17,031,000	16,622,507
Dilutive effects of common share equivalents	-	-
Dilutive weighted average outstanding shares of common stock	17,031,000	16,622,507

Basic and diluted net loss per share of common stock	$(0.13)	$(0.10)

NOTE 7.	INCOME TAXES

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses. These loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur. The Company accounts for income taxes pursuant to FASB Statement Accounting Standards Codification ASC 740. The Company has made an early adoption of ASU 2015-17, Balance Sheet Classification of Deferred Taxes.

Deferred income taxes arise from the temporary differences between financial statement and income tax recognition of net operating losses and other items. Loss carryovers are limited under the Internal Revenue Code should a significant change in ownership occur.

The components of the deferred income tax assets and liabilities arising under ASC No. 740 were as follows:

Year Ended September 30,
	2016	2015

Deferred tax assets	$-	$-
Deferred tax liabilities	-	-
Net deferred tax assets/(liabilities)	$-	$-

The types of temporary differences between the tax basis of assets and their financial reporting amounts that give rise to a significant portion of the deferred assets and liabilities are as follows:

	September 30,
	2016		2015
	Temporary		Temporary
	Difference	Tax Effect	Difference	Tax Effect

Deferred tax assets
Net operating loss	$1,156,331	$428,536	$916,345	$339,597
Other temporary differences	9,261	3,432	175,325	64,975
Net deferred tax assets	1,165,592	431,968	1,091,670	404,572
Valuation allowance	(1,165,592)	(431,968)	(1,091,670)	(404,572)
Total deferred tax asset	-	-	-	-

Deferred tax liabilities
Total deferred liability	-	-	-	-

Total net deferred tax asset	$-	$-	$-	$-

At September 30, 2016 and September 30, 2015, the Company had approximately and $2,551,748 and $1,395,417 respectively, in unused federal net operating loss carryforwards, which begin to expire principally in the year 2034. A deferred tax asset at each date of approximately $431,968 and $404,572 resulting from the loss carryforwards and other temporary differences has been offset by a 100% valuation allowance. The change in the valuation allowance for the period ended September 30, 2016 and September 30, 2015 was approximately $27,396 and $227,029.

A reconciliation of the U.S. statutory federal income tax rate to the effective tax rate is as follows:

	Year Ended September 30,
	2016	2015

U.S. Federal statutory graduated rate	34.00%	34.00%
State income tax rate, net of federal benefit	3.06%	3.06%
Total rate	37.06%	37.06%

Less: Net operating loss for which no benefit is currently available	(37.06)%	(37.06)%
Net effective rate	0.00%	0.00%

The Company’s income tax filings are subject to audit by various taxing authorities. The Company’s open audit periods are September 30, 2014, 2015, and 2016. In evaluating the Company’s provisions and accruals, future taxable income, and reversal of temporary differences, interpretations and tax planning strategies are considered. The Company believes its estimates are appropriate based on current facts and circumstances.

NOTE 8.	EQUITY

Preferred Stock

The Company has authorized 20,000,000 shares of $.0001 par value preferred stock. No preferred shares were outstanding at September 30, 2016 and 2015.

Common Stock

On January 17, 2014, SCP acquired 14,950,000 shares of the Company's outstanding common stock.

In connection with the acquisition:

●	Benjamin J. Barton, the owner of SCP, was appointed as a director of the Company; and

●	Dean Konstantine, Josephine Resma and Howard Behling resigned as officers and directors of the Company.

On February 21, 2014, the Company’s board of  directors  declared a stock dividend  in the  amount  of four  shares of common  stock for each  issued  and outstanding share of common stock and issued 64,400,000 shares as a result. As the Company has an accumulated deficit the stock dividend resulted in no amounts being capitalized out of retained earnings and only the par value amount being capitalized out of paid in capital. On March 20, 2014 SCP, returned 65,750,000 shares to the Company.

On July 14, 2016, $500,000 of a note payable to SCP was converted into 400,000 shares of the Company’s common stock ($1.25 conversion rate) as part of an overall debt modification. See Note 4.

Shares Issued to Officer

In connection with an employment agreement described in Note 9, SCP, the Company's largest shareholder, sold 1,200,000 shares of the Company's common stock to Mr. Keogh at a price of $0.001 per share. The estimated fair market value of the stock was $.75 per share based the then current Private Placement Memorandum in place resulting in an aggregate stock based compensation of $898,800 for the difference between the estimated fair market value of $.75 and the purchase price of $0.001 per share. As the Company expects the shares to be earned over the vesting period, the Company will amortize the entire amount to stock based compensation in the Company's statement of operations over the vesting period. Stock based compensation expense for these shares was $131,075 and $299,602 for the years ended September 30, 2016 and 2015, respectively.  As of September 30, 2016, unrecognized stock based compensation expense associated with this award was $37,450 which is expected to be recognized over a weighted average period of 0.29 years.

Of these 1,200,000 shares, 300,000  shares  vested on March 25, 2014 and 900,000 are subject to the following vesting requirements provided  that Mr. Keogh is employed the Company on the applicable vesting date: (i) 300,000 Shares will vest on the earlier of March 20,  2015 or the date the Company  receives at least $15,000,000 from the sale of its debt or equity  securities;  (ii) 300,000 Shares will  vest on the  earlier  of March  20,  2016 or the date the  Company receives at least  $30,000,000  from the sale of its debt or equity  securities; and (iii) 300,000 Shares will vest on the earlier March 19, 2017 or the date the Company  receives  at least  $45,000,000  from  the  sale of its debt or  equity to be raised will be cumulative. As of September 30, 2016, 900,000 shares have vested.

If during the term of the employment agreement, Mr.  Keogh is terminated other than for cause, there is a change in control, or Mr. Keogh terminates the employment agreement for good reason, then, all shares which have not yet vested will immediately vest.

All shares that are not vested at the time of termination of Mr. Keogh's employment, if such termination is a termination for cause or a voluntary termination, will be repurchased by the Company at a price of $0.001 per share. Any shares which are not vested and which are not required to be purchased by the Company will be returned to treasury and cancelled.

Shares Issued to Consultants

On February 19, 2015, the Company issued 50,000 shares of common stock in connection with an investment relation services agreement dated December 1, 2014 whereby 25,000 shares vested immediately and 25,000 shares vested on the six-month anniversary of the agreement. Services are for a period of 12 months. These shares had an aggregate value of $34,250 based on the fair market value of the stock on the vesting date.  As of September 30, 2015, there was $5,708 in the prepaid expense account. Amortization of the prepaid expense for these shares was $5,708 and $28,542 for the years ended September 30, 2016 and 2015, respectively, and recognized in general and administrative expenses.

Stock Options

Options Issuances in 2015

As part of its amended agreement with WGP, the Company issued options which allow WGP to purchase up to 100,000 shares of the Company's common stock at a price of $4.00 per share. The options were valued at $19,139 using the Black Scholes option pricing model with the following assumptions: $.70 value of stock on grant date; $4.00 exercise price immediate vesting; .75 risk free interest rate; 100% volatility factor; and 0% dividend yield. The options expire in February 2018.  As these options were fully vested at grant date, the full value was recognized immediately as stock based compensation expense and no further expense will be recognized associated with these awards.

Options Issuances in 2016

There were no stock options granted in 2016.

Summary Option Activity

Stock option activity for the year ended September 30, 2016 and 2015 is presented below:

			Weighted
		Weighted	Average
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Shares	Price	(Years)	Value

Outstanding at September 30, 2014	1,105,000	$9.12	2.0	$-
Granted	100,000	4.00	-	-
Cancelled	-	-	-	-
Exercised	-	-	-	-
Outstanding at September 30, 2015	1,205,000	$8.70	2.5	$-
Granted	-	-	-	-
Cancelled	-	-	-	-
Exercised	-	-	-	-
Outstanding as of September 30, 2016	1,205,000	$8.70	1.5	$-
Vested and expected to vest at September 30, 2016	1,205,000	$8.70	1.5	$-
Exercisable at September 30, 2016	1,205,000	$8.70	1.5	$-

Stock based compensation expense related to the options was $9,173 and $66,932 for the years ended September 30, 2016 and 2015, respectively. At September 30, 2016, there is no remaining unrecognized stock-based compensation associated with stock options.

Warrants

On July 14, 2016, $500,000 of the amount owed to SCP discussed in Note 4 was converted into 400,000 shares of our common stock. In connection with the conversion, we issued SCP warrants to purchase 800,000 shares of our common stock, exercisable at a price of $1.50 per share, and warrants to purchase an additional 800,000 shares of common stock, exercisable at a price of $3.00 per share. Both sets of warrants expire on June 30, 2020. The first set of warrants was valued at $510,960 using the Black Scholes option pricing model with the following assumptions: $1.02 value of stock on grant date; $1.25 exercise price; 4-year vesting; 0.96% risk free interest rate; 100% volatility factor; and 0% dividend yield. The second set of warrants was valued at $410,328 using the Black Scholes option pricing model with the following assumptions: $1.02 value of stock on grant date; $3.00 exercise price; 4-year vesting; 0.96% risk free interest rate; 100% volatility factor; and 0% dividend yield.

The warrants to purchase the first 800,000 shares of our common stock will expire 45 days after written notice to SCP that the average closing price of our common stock was at least $3.00 for twenty consecutive trading days, and the average daily volume of trades of our common stock during the twenty trading days was at least 100,000 shares, provided a registration statement is in effect with respect to the shares issuable upon the exercise of the Warrants.

The warrants to purchase the additional 800,000 shares of our common stock will expire 45 days after written notice to SCP that the average closing price of our common stock was at least $4.80 for twenty consecutive trading days, and the average daily volume of trades of our common stock during the twenty trading days was at least 100,000 shares, provided a registration statement is in effect with respect to the shares issuable upon the exercise of the Warrants.

On September 15, 2016, we borrowed $25,000 each from three unrelated parties. In connection with these notes, we issued warrants to purchase a total of 75,000 shares of our common stock, exercisable at a price of $0.75 per share, and warrants to purchase an additional 75,000 shares of common stock, exercisable at a price of $1.25 per share. Both sets of warrants expire on September 15, 2020.

The following table shows the warrant activity for the years ended September 30, 2016 and 2015:

	Shares	Weighted	Average
	Issuable	Average	Remaining
	Upon	Exercise	Contract	Intrinsic
	Exercise	Price	Term	Value

Outstanding at September 30, 2014	2,591,000	$8.92	3.7	$-
Granted	-	-	-
Exercised	-	-	-
Cancelled	-	-	-
Outstanding at September 30, 2015	2,591,000	$8.92	2.7	$-
Granted	1,750,000	2.14	3.8	-
Exercised	-	-	-	-
Cancelled	-	-	-	-
Outstanding at September 30, 2016	4,341,000	$6.19	2.3	$-
Exercisable at September 30, 2016	4,341,000	$6.19	2.3	$-

NOTE 9.	COMMITMENTS AND CONTINGENCIES

Officer Employment Agreement.  On March 25, 2014, the Company entered into an employment agreement with Mr. Keogh. The agreement: (i) has an initial term of three years; (ii) requires that Mr. Keogh devote at least 50% of his time to the Company and; (iii) provides that the Company will pay Mr. Keogh $12,000 per month during the term of the agreement. In connection with this employment agreement the Company granted Mr. Keogh shares of common stock and options.  See Note 8 in the Notes to these Financial Statements.

Investment Relations Consulting Agreement. On December 1, 2014, the Company entered into an investment relation services agreement where the Company pays $4,000 per month in exchange for services.  For the year ended September 30, 2015, the total amount paid was $32,000. There were no such transactions during the year ended September 30, 2016. As of September 30, 2015, $12,000 was recorded in accrued liabilities on the balance sheet. Common stock was also issued related to this agreement.  See Note 8 in the Notes to these Financial Statements.

Consulting Agreement. On December 1, 2014, the Company entered into a consulting agreement with a community relations and public affairs company.  Pursuant to the agreement, the Company pays $4,000 per month in exchange for services.  The agreement may be terminated by either party with 30 days written notice. For the year ended September 30, 2015 the total amount paid was $24,000. There were no such transactions during the year ended September 30, 2016. At September 30, 2015, $12,000 was recorded in accrued liabilities on the balance sheet.

MMCC.  On January 14, 2015, we entered into an agreement to purchase a 52.6 acre parcel of undeveloped land in Freetown, Massachusetts. The property is located approximately 47 miles southeast of Boston. We plan to develop the property as the Massachusetts Medical Cannabis Center "MMCC". Plans for the MMCC may include the construction of sustainable greenhouse cultivation and processing facilities that will be leased or sold to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana Program. We paid the seller $100,000 upon the signing of the agreement which amount will be applied toward the purchase price at the closing.

Between August 2015 and September 2016, there were several amendments to the Agreement to extend the closing date to October 14, 2016. As consideration for the extensions, the Company, at closing, agreed to increase the purchase price to $4,325,000 and paid the seller $725,000, which was applied to the purchase price of the land. As of September 30, 2016, the Company had paid $925,000 that was applied to the purchase price of the land at closing. On October 17, 2016, the Company closed on the land purchase via a sales-leaseback transaction. See Note 10 in the Notes to these Financial Statements for additional information.

Operating Leases. The Company leases its office space located at 3200 Brighton Boulevard, Denver, Colorado for $2,870 per month on a month-to-month basis.

Upon signing the lease, the Company paid a refundable deposit of $3,110. The lease expense was $35,145 and $34,140 for the year ended September 30, 2016 and 2015, respectively.

The Company leases an automobile under an operating lease commencing October 4, 2014 for 39 months at $611 per month. The lease expense was $7,483 and $7,953 for the year ended September 30, 2016 and 2015, respectively.  At September 30, 2016, the future rental payments required under operating leases are as follows:

2017	$7,483
2018	910
2019	-
2020	-
2021	-
Total	$8,393

NOTE 10.	SUBSEQUENT EVENTS

MMCC.  On October 17, 2016, the Company assigned the property rights to a 52.6-acre parcel of undeveloped land in Freetown, Massachusetts to Massachusetts Medical Properties, LLC (“MMP”), and MMP purchased the land from the seller. The deposits of $925,000 previously paid by the Company to the seller, Boston Beer Company (“BBC”), were credited against the total purchase price of $4,475,000. The remaining balance of $3,550,000 was paid to BBC by MMP. The property is located approximately 47 miles southeast of Boston. The Company plans to develop the property as the Massachusetts Medical Cannabis Center (the “MMCC”). Plans for the MMCC include the construction of sustainable greenhouse cultivation, processing, and infused product facilities that will be leased or sold to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana Program.

As part of a simultaneous transaction, the Company entered into a lease, pursuant to which MMP agreed to lease the property to the Company for an initial term of fifty (50) years. The Company has the option to extend the term of the lease for four (4) additional ten (10) year periods. The lease is a triple net lease, with the Company paying all real estate taxes, repairs, maintenance and insurance.

The lease payments will be the greater of (a) $30,000 per month; (b) $0.38 per square foot per month of any structure built on the property; or (c) 1.5% of all gross monthly sales of products sold by the Company, any assignee of the Company, or any subtenant of the Company. The lease payments will be adjusted up (but not down) every five (5) years by any increase in the Consumer Price Index.

Between October 17, 2016 and April 17, 2017, the monthly lease payments will accrue, with all accrued lease payments to be paid to MMP on April 17, 2017. On April 17, 2017, the Company will reimburse MMP’s costs and expenses associated with the acquisition of the property, the lease, and the acquisition of the shares and the warrant from the Company (as further described below).

Under the terms of the lease, the Company has six (6) months to obtain capital funding for the construction of the first phase building. In the event that the Company is unable to raise these funds within the six (6) month period, the Company will have an additional six (6) month period to do so; provided, that the Company has paid accrued lease payments and closing costs. If the Company is then unable to raise these funds on or before twelve (12) months from October 17, 2016, the lease will terminate.

The Company shall receive credit for the $925,000 paid towards the purchase price in the form of discounted lease payments. For the initial fifty (50) year term of the lease, the lease payments will be reduced by $1,541.67 each month.

In connection with the sale of the property to MMP and the lease, the Company and MMP entered into a Share Purchase Agreement pursuant to which the Company issued to MMP 100,000 shares of its common stock, par value $0.0001 (“Common Stock”), and a warrant to purchase up to 3,640,000 shares of Common Stock at an exercise price of $1.00 per share. The warrant can be exercised at any time on or after October 17, 2018 and on or before October 17, 2020. The warrant does not contain a cashless exercise provision.

Unregistered Sale of Equity Securities. On November 7, 2016, we accepted subscriptions for $2,000,000 in equity financing through the sale of 2,000,000 Units at a price of $1.00 per Unit. The Units were sold in a private offering to a group of accredited investors. Each Unit consisted of one share of our common stock and one Series I Warrant. Each Series I Warrant allows the Holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020.

The offering will provide the Company with $2,000,000 in gross proceeds and the potential for an additional $6,000,000 in proceeds with the exercise of the Series I Warrants.

The proceeds from the placement will be utilized for the Company’s Massachusetts Medical Cannabis Center (the “MMCC”) development, to pursue new opportunities in California, Pennsylvania, Florida and other states, and general corporate purposes.

AMERICANN, INC.

INTERIM FINANCIAL STATEMENTS

DECEMBER 31, 2016

UNAUDITED

AMERICANN, INC.

BALANCE SHEETS

	December 31, 2016 (unaudited)	September 30, 2016

Assets
Current Assets:
Cash and cash equivalents	$802,769	$24
Interest receivable	-	2,521
Prepaid land lease	53,906	-
Prepaid expenses and other current assets	11,726	11,726
Note receivable	176,147	247,378
Total current assets	1,044,548	261,649

Land held for resale	2,250,809	2,250,809
Furniture and equipment (net of depreciation of $2,862 and $2,581)	4,995	5,276
Notes and other receivables (net of allowance of $473,024 and $469,699)	789,098	780,315
Note receivable - related party	182,686	117,693
Website development costs (net of amortization of $18,445 and $14,986)	23,055	26,514
Prepaid land lease and related deposits	2,627,950	925,000
Security deposit	3,110	3,110
Total assets	$6,926,251	$4,370,366

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued expenses	$151,672	$385,380
Interest payable (including $0 and $109,825 to related parties)	-	118,749
Other payables	16,281	14,927
Deferred revenue	90,000	60,000
Notes payable (net of discount of $3,819 and $35,250)	986,181	1,157,997
Total current liabilities	1,244,134	1,737,053

Note payable - related party (net of discount of $62,888 and $72,651)	1,994,534	2,024,297

Total liabilities	3,238,668	3,761,350

Commitments and contingencies - see Note 9

Stockholders' Equity:
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 19,131,000 and 17,031,000 shares issued and outstanding as of December 31, 2016 and September 30, 2016, respectively	1,913	1,703
Additional paid in capital	10,107,366	6,512,244
Accumulated deficit	(6,421,696)	(5,904,931)
Total stockholders' equity	3,687,583	609,016

Total liabilities and stockholders' equity	$6,926,251	$4,370,366

See accompanying notes to unaudited financial statements.

AMERICANN, INC.

STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,
	2016	2015

Revenues:
Consulting fees	$15,000	$15,000
Total revenues	15,000	15,000

Operating expenses:
Advertising and marketing	2,247	2,098
Professional fees	150,404	218,329
General and administrative expenses	288,433	175,145
Provision for doubtful accounts	3,325	3,325
Total operating expenses	444,409	398,897

Loss from operations	(429,409)	(383,897)

Other income (expense):
Interest income	27,187	48,295
Interest expense	(81,575)	(31,956)
Interest expense - related party	(32,968)	(21,858)
Total other income (expense)	(87,356)	(5,519)

Net loss	$(516,765)	$(389,416)

Basic and diluted loss per common share	$(0.03)	$(0.02)

Weighted average common shares outstanding	18,286,435	16,631,000

See accompanying notes to unaudited financial statements.

AMERICANN, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

(unaudited)

					Additional
	Preferred Stock		Common Stock		Paid In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balances, September 30, 2016	-	$-	17,031,000	$1,703	$6,512,244	$(5,904,931)	$609,016
Stock-based compensation expense	-	-	-	-	18,725	-	18,725
Shares and warrants issued to lessor	-	-	100,000	10	1,770,323	-	1,770,333
Stock issued for cash, net	-	-	2,000,000	200	1,806,074	-	1,806,274
Net loss	-	-	-	-	-	(516,765)	(516,765)
Balances, December 31, 2016	-	$-	19,131,000	$1,913	$10,107,366	$(6,421,696)	$3,687,583

See accompanying notes to unaudited financial statements.

AMERICANN, INC.

STATEMENTS OF CASH FLOWS

(unaudited)

	Three Months Ended December 31,
	2016	2015

Cash flows from operating activities:
Net loss	$(516,765)	$(389,416)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,740	3,740
Provision for doubtful accounts	3,325	3,325
Stock based compensation and option expense	18,725	51,722
Amortization of debt discount/(premium)	21,668	-
Changes in operating assets and liabilities:
Interest receivable	2,521	990
Amounts due from WGP	(12,108)	(32,362)
Prepaid expenses	13,477	24,032
Accounts payable and accrued expenses	(233,708)	68,090
Interest payable	(8,924)	31,956
Interest payable - related party	(109,825)	21,858
Other payables	1,354	(1,538)
Deferred revenue	30,000	-
Net cash flows used in operations	(786,520)	(217,603)

Cash flows from investing activities:
Purchase of fixed assets	-	(4,329)
Deposit on land	-	(200,000)
Payments received on notes receivable	86,231	80,876
Advances made on notes receivable - related party	(64,993)	-
Advances made on notes receivable	(15,000)	-
Net cash flows provided by (used in) investing activities	6,238	(123,453)

Cash flows from financing activities:
Common stock issued for cash, net	1,806,274	-
Proceeds from note payable	24,657	-
Proceeds from note payable - related party	-	180,000
Payments on note payable - related party	(20,000)	-
Payments on note payable	(227,904)	-
Net cash flows provided by financing activities	1,583,027	180,000

Net increase (decrease) in cash and cash equivalents	802,745	(161,056)

Cash and cash equivalents at beginning of period	24	201,353

Cash and cash equivalents at end of period	$802,769	$40,297

Supplementary Disclosure of Cash Flow Information:

Cash paid for interest (including $152,556 to related parties)	$164,450	$-
Cash paid for income taxes	$-	$-

Non-Cash Investing and Financing Activities:

Shares and warrants issued to lessor as consideration for land lease	1,770,333	-

See accompanying notes to unaudited financial statements.

AMERICANN, INC.

Notes To Unaudited Financial Statements

NOTE 1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

AmeriCann, Inc. ("the Company", “we”, “our” or "the Issuer") was organized under the laws of the State of Delaware on June 25, 2010.

On January 17, 2014, a privately held limited liability company acquired approximately 93% of the Company's outstanding shares of common stock from several of the Company's shareholders, which resulted in a change in control of the Company.

The Company's business plan is to offer a comprehensive, turnkey package of services that includes consulting, design, construction and financing to approved and licensed marijuana operators throughout the United States. The Company's business plan is based on the anticipated growth of the regulated marijuana market in the United States.

The Company's activities are subject to significant risks and uncertainties including failure to secure funding to properly expand its operations.

Basis of Presentation

The (a) balance sheet as of September 30, 2016, which has been derived from audited financial statements, and (b) the unaudited financial statements as of and for the three months ended December 31, 2016 and 2015, have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in the Company's Form 10-K filed with the SEC on January 12, 2017. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for future quarters or for the full year. Notes to the financial statements which substantially duplicate the disclosure contained in the audited financial statements for fiscal 2016 as reported in the Form 10-K have been omitted.

Certain prior period amounts have been reclassified to conform with current period presentation. These reclassifications have no impact on net loss.

Recent Accounting Pronouncements

Between May 2014 and December 2016, the Financial Accounting Standards Board(FASB) has issued several Accounting Standards Updates(ASU) on Revenue from Contracts with Customers (Topic 606). These updates will supersede nearly all existing revenue recognition guidance under current U.S. generally accepted accounting principles (GAAP). The core principle is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. A five-step process has been defined to achieve this core principle, and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. The standards are effective for annual periods beginning after December 15, 2017, and interim periods therein, using either of the following transition methods: (i) a full retrospective approach reflecting the application of the standards in each prior reporting period with the option to elect certain practical expedients, or (ii) a retrospective approach with the cumulative effect of initially adopting the standards recognized at the date of adoption (which includes additional footnote disclosures). The Company is currently evaluating the impact of its pending adoption of these standards on its financial statements and has not yet determined the method by which it will adopt the standard in 2018.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force), to provide guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flow. The amendments should be applied using a retrospective transition method, and are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of these amendments on its financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, to clarify how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments should be applied using a retrospective transition method, and are effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. The Company is currently evaluating the impact of these amendments on its financial statements.

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, to reduce complexity in accounting standards involving several aspects of the accounting for employee share-based payment transactions, including (1) the income tax consequences, (2) classification of awards as either equity or liabilities, and (3) classification on the statement of cash flows. The amendments will be effective for financial statements issued for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years, and early adoption is permitted. Amendments related to the timing of when excess tax benefits are recognized, minimum statutory withholding requirements, forfeitures, and intrinsic value should be applied using a modified retrospective transition method, amendments related to the presentation of employee taxes paid on the statement of cash flows when an employer withholds shares to meet the minimum statutory withholding requirement should be applied retrospectively, amendments requiring recognition of excess tax benefits and tax deficiencies in the income statement and the practical expedient for estimating expected term should be applied prospectively, and amendments related to the presentation of excess tax benefits on the statement of cash flows can be applied using either a prospective transition method or a retrospective transition method. An entity that elects early adoption must adopt all of the amendments in the same period. The Company is currently evaluating the impact of these amendments on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases: (Topic 842), to provide guidance on recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements, specifically differentiating between different types of leases. The core principle of Topic 842 is that a lessee should recognize the assets and liabilities that arise from all leases. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from previous GAAP. There continues to be a differentiation between finance leases and operating leases. However, the principal difference from previous guidance is that the lease assets and lease liabilities arising from operating leases should be recognized in the balance sheet. The accounting applied by a lessor is largely unchanged from that applied under previous GAAP. The amendments will be effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years, and early adoption is permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The modified retrospective approach includes a number of optional practical expedients that entities may elect to apply. These practical expedients relate to the identification and classification of leases that commenced before the effective date, initial direct costs for leases that commenced before the effective date, and the ability to use hindsight in evaluating lessee options to extend or terminate a lease or to purchase the underlying asset. An entity that elects to apply the practical expedients will, in effect, continue to account for leases that commence before the effective date in accordance with previous GAAP unless the lease is modified, except that lessees are required to recognize a right-of-use asset and a lease liability for all operating leases at each reporting date based on the present value of the remaining minimum rental payments that were tracked and disclosed under previous GAAP. The Company is currently evaluating the impact of these amendments on its financial statements.

NOTE 2. GOING CONCERN

The accompanying financial statements have been prepared assuming the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $6,421,696 and $5,904,931 at December 31, 2016 and September 30, 2016, respectively, and had a net loss of $516,765 for the three months ended December 31, 2016. Further, the amount due from WGP of $1,262,122 (before an allowance of $473,024) may not be collectible. These matters, among others, raise substantial doubt about the Company’s ability to continue as a going concern. While the Company is attempting to increase operations and generate additional revenues, the Company's cash position may not be significant enough to support the Company's daily operations. Management intends to raise additional funds through the sale of its securities.

Management believes that the actions presently being taken to further implement its business plan and generate additional revenues provide the opportunity for the Company to continue as a going concern. While the Company believes in the viability of its strategy to generate additional revenues and in its ability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon the Company's ability to further implement its business plan and generate additional revenues. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3. NOTES AND OTHER RECEIVABLES

Notes and Other Receivables as of December 31, 2016 and September 30, 2016, consisted of the following:

	December 31, 2016	September 30, 2016

Note receivable from 4900 Jackson, LLC, a licensed dispensary, interest rate of 12.0%; monthly principal and interest payments of $50,000, with a balloon payment of $182,531 due on May 1, 2017; collateralized by the borrower's assets.	$176,147	$247,378

Notes and other receivables from WGP, a licensed medical marijuana cultivator; $673,294 note secured by real and personal property of the borrower, interest rate of 18.0%; accrued consulting fees of $40,000, construction advances of $332,357 and accrued interest of $216,471. Net of reserves of $473,024. All amounts are due and payable immediately.	789,098	780,315

Related party note receivable from CCI, a non-profit corporation, financing of up to $2.5 million through April 2021, interest rate of 18.0%; monthly principal and interest payments commencing the sixth month after CCI begins to generate sales; accrued consulting fees of $90,000, construction and working capital advances of $80,089, and accrued interest of $12,597; unsecured.	182,686	117,693
	1,147,931	1,145,386
Less: Current portion	176,147	247,378
	$971,784	$898,008

The notes and other receivables from WGP are classified as long term due to ongoing disputes between the Company and WGP.

NOTE 4.  NOTES PAYABLE

Unrelated

On September 15, 2015, an unrelated third party loaned the Company $900,000. The loan bore interest at 12% per year and was due and payable on March 16, 2016. The Company used $650,000 of the proceeds to repay existing loans that were secured by the land held for sale. On April 6, 2016, the loan was modified as follows:

●	The principal balance of the loan was increased to $990,000;
●	The interest rate was increased to 18% per year; and
●	The maturity date of the loan was extended to March 15, 2017.

The Company considered ASC Subtopic 470-50, Debt Modifications and Extinguishments, and determined that the modification was an extinguishment and therefore, recognized a loss on the extinguishment of the original debt of $90,000. The Company may repay the loan at any time without penalty. The loan is secured by a first lien on the five-acre parcel of land in Denver. Accrued interest on this note payable at December 31, 2016 and September 30, 2016 was $0 and $8,924, respectively.

In September 2016, we had borrowed funds from various unrelated parties. The interest rates on these notes ranged from 8% to 18%, due dates ranged from December 14, 2016, through January 15, 2017, and $75,000 was convertible into the Company’s common stock at a conversion price of $0.75. In addition to the notes, we issued warrants to purchase 75,000 shares of our common stock, exercisable at a price of $0.75 per share, and warrants to purchase an additional 75,000 shares of common stock, exercisable at a price of $1.25 per share. Both sets of warrants expire on September 15, 2020. We allocated the new proceeds to the warrants, stock options, and the convertible debt based on their relative fair values, as determined by the Black Scholes option pricing model. Based on the Black Scholes option pricing model, $35,250 was allocated to the warrants which are reflected in additional paid-in-capital and $35,250 was allocated to a debt discount. The debt discount is being amortized on a straight-line basis over the term of the note. At December 31, 2016, there was no outstanding principle or interest, and unamortized debt discount was $3,819.

Related Party

On February 1, 2016, we entered into an agreement with an unrelated party which provided us with borrowing capacity of $200,000. On May 1, 2016, the agreement was amended to increase the borrowing capacity to $1,000,000. On July 14, 2016, Strategic Capital Partners (“SCP”) assumed the $521,297 loan borrowed against this credit line, increasing the total balance owed to SCP to $2,431,646. SCP is controlled by Benjamin J. Barton, one of our officers and directors and a principal shareholder. The amounts borrowed from SCP were used to fund our operations.

On July 14, 2016, we entered into a debt modification agreement whereby a portion of the debt was converted into common stock and the remaining debt was renegotiated into two promissory notes.

Of the amounts owed to SCP, $500,000 was converted into 400,000 shares of our common stock ($1.25 conversion rate).

The remaining $1,931,646 owed to SCP was divided into two promissory notes.

The first note, in the principal amount of $1,000,000, bears interest at 9.5% per year and matures on December 31, 2019. Interest is payable quarterly. The note can be converted at any time, at the option of the lender, into shares of our common stock, initially at a conversion price of $1.25 per share. The conversion price will be proportionately adjusted in the event of any stock split or capital reorganization. The note is not secured. Accrued interest on this note payable at December 31, 2016 and September 30, 2016 was $0 and $20,301, respectively.

If the average closing price of our common stock is at least $2.50 for twenty consecutive trading days, and the average daily volume of trades of our common stock during the twenty trading days is at least 100,000 shares, we may, within 10 days of the end of such twenty-day period, notify SCP that its right to convert the note into shares of our common stock will end 45 days after the date of the notice to SCP.

The second note, in the principal amount of $931,640, bears interest at 8% per year and matures on December 31, 2019. Interest is payable quarterly. The note is not convertible into shares of our common stock. The note is secured by a second lien on our property in Denver, Colorado and a first lien on all amounts due to us by WGP. Any payments received from the sale, lease or commercialization of the property in Denver, and any amounts received from WGP, will be applied to the principal amount of the note. Otherwise, all unpaid principal and interest will be due on December 31, 2019. Accrued interest on this note payable at December 31, 2016 and September 30, 2016 was $0 and $15,297, respectively.

In connection with the debt modification agreement, we issued SCP warrants to purchase 800,000 shares of our common stock, exercisable at a price of $1.50 per share, and warrants to purchase an additional 800,000 shares of common stock, exercisable at a price of $3.00 per share. Both sets of warrants expire on June 30, 2020.

NOTE 5. RELATED PARTY TRANSACTIONS

Strategic Capital Partners. At December 31, 2016 and September 30, 2016, we had outstanding notes payable to SCP of $1,994,534 and $2,024,297, respectively.

Interest expense was $32,968 and $21,858 for the three months ended December 31, 2016 and 2015, respectively. Interest payable – related party of $0 and $109,825 was included in the accompanying balance sheets at December 31, 2016 and September 30, 2016, respectively.  We made interest payments of $152,556 during 2017, and made no interest payments during 2016 associated with this related party notes payable.  During the three months ended December 31, 2016, we received advances of $0 and made payments of $20,000. During the three months ended December 31, 2015, we received advances of $180,000 and made no payments.

Coastal Compassion. On April 7, 2016, we signed agreements with Coastal Compassion Inc. (“CCI”). CCI is one of a limited number of non-profit organizations that has received a provisional or final registration to cultivate, process and sell medical cannabis by the Massachusetts Department of Public Health. CCI has agreed to become the initial tenant in our planned MMCC. Tim Keogh, our Chief Executive Officer, is a Board Member of CCI.

Pursuant to the agreements, we agreed to provide CCI with financing of up to $2.5 million for a five-year term at 18% interest per year for construction and working capital required for CCI’s approved dispensary and cultivation center in Fairhaven, MA. For a three- year period beginning April 1, 2016, we agreed to consult with CCI in the design, construction and operation of the Fairhaven facility. CCI will pay us $10,000 each month for these consulting services. Although the DPH has approved our agreement with CCI relating to the development and lease terms of the MMCC, the actual lease agreement with CCI has not been finalized or approved by the DPH. We will need to secure significant capital to provide the financing to CCI.

As of December 31, 2016, we have provided financing to CCI of $182,686, which includes accrued consulting fees of $90,000, construction and working capital advances of $80,089, and accrued interest of $12,597. At December 31, 2016, we had deferred revenue of $90,000 from consulting services provided to CCI.

NOTE 6. LOSS PER SHARE

The following table sets forth the computation of basic and diluted net loss per share:

	Three Months Ended
	December 31,
	2016	2015

Net loss attributable to common stockholders	$(516,765)	$(389,416)

Basic weighted average outstanding shares of common stock	18,286,435	16,631,000
Dilutive effects of common share equivalents	-	-
Dilutive weighted average outstanding shares of common stock	18,286,435	16,631,000

Basic and diluted net loss per share of common stock	$(0.03)	$(0.02)

We have excluded 1,205,000 of stock options from the computation of diluted net loss per share since the effects are anti-dilutive.

NOTE 7. INCOME TAXES

We did not record any income tax expense or benefit for the three months ended December 31, 2016. We increased our valuation allowance and reduced its net deferred tax assets to zero. Our assessment of the realization of its deferred tax assets has not changed, and as a result we continue to maintain a full valuation allowance for our net deferred assets as of December 31, 2016.

As of December 31, 2016, we did not have any unrecognized tax benefits. There were no significant changes to the calculation since September 30, 2016.

NOTE 8. STOCK BASED COMPENSATION

Restricted Stock Awards. We use restricted stock awards to compensate certain key executives and other individuals. At December 31, 2016, we had 300,000 outstanding unvested restricted stock awards which vest on March 20, 2017. Stock-based compensation expense associated with restricted stock awards was $18,725 and $46,813 for the three months ended December 31, 2016 and 2015. As of December 31, 2016, unrecognized stock-based compensation associated with restricted stock awards totaled $18,725, which is to be recognized over a weighted average period of 0.2 years.

Stock Options. Stock option activity as of and for the three months ended December 31, 2016 is as follows:

			Weighted
		Weighted	Average
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Shares	Price	(Years)	Value

Outstanding at September 30, 2016	1,205,000	$8.70	1.5	$-
Granted	-	-	-	-
Cancelled	-	-	-	-
Exercised	-	-	-	-
Outstanding as of December 31, 2016	1,205,000	$8.70	1.2	$-
Vested and expected to vest at December 31, 2016	1,205,000	$8.70	1.2	$-
Exercisable at December 31, 2016	1,205,000	$8.70	1.2	$-

Stock-based compensation expense associated with stock options totaled $0 and $4,909 for the three months ended December 31, 2016 and 2015, respectively. At December 31, 2016, there is no remaining unrecognized stock-based compensation associated with stock options.

NOTE 9.  COMMITMENTS AND CONTIGENCIES

Coastal Compassion. On April 7, 2016, we signed agreements with Coastal Compassion Inc. (“CCI”). CCI is one of a limited number of non-profit organizations that has received a provisional or final registration to cultivate, process and sell medical cannabis by the Massachusetts Department of Public Health. CCI has agreed to become the initial tenant in our planned MMCC. Tim Keogh, our Chief Executive Officer, is a Board Member of CCI.

Pursuant to the agreements, we agreed to provide CCI with financing of up to $2.5 million for a five-year term at 18% interest per year for construction and working capital required for CCI’s approved dispensary and cultivation center in Fairhaven, MA. For a three- year period beginning April 1, 2016, we agreed to consult with CCI in the design, construction and operation of the Fairhaven facility. CCI will pay us $10,000 each month for these consulting services. Although the DPH has approved our agreement with CCI relating to the development and lease terms of the MMCC, the actual lease agreement with CCI has not been finalized or approved by the DPH. We will need to secure significant capital to provide the financing to CCI.

As of December 31, 2016, we have provided financing to CCI of $182,686, which includes accrued consulting fees of $90,000, construction and working capital advances of $80,089, and accrued interest of $12,597.

Operating Leases

Land

On October 17, 2016, the Company closed the previously announced acquisition of a 52.6-acre parcel of undeveloped land in Freetown, Massachusetts. The deposits of $925,000 previously paid by the Company to the seller, Boston Beer Company (“BBC”), were credited against the total purchase price of $4,475,000. The remaining balance of $3,550,000 was paid to BBC by Massachusetts Medical Properties, LLC (“MMP”). The property is located approximately 47 miles southeast of Boston. The Company plans to develop the property as the Massachusetts Medical Cannabis Center (the “MMCC”). Plans for the MMCC include the construction of sustainable greenhouse cultivation, processing, and infused product facilities that will be leased or sold to Registered Marijuana Dispensaries under the Massachusetts Medical Marijuana Program.

As part of a simultaneous transaction, the Company assigned the property rights to MMP for a nominal fee and entered a lease agreement pursuant to which MMP agreed to lease the property to the Company for an initial term of fifty (50) years. We have the option to extend the term of the lease for four (4) additional ten (10) year periods. The lease is a triple net lease, with the Company paying all real estate taxes, repairs, maintenance and insurance.

The lease payments will be the greater of (a) $30,000 per month; (b) $0.38 per square foot per month of any structure built on the property; or (c) 1.5% of all gross monthly sales of products sold by the Company, any assignee of the Company, or any subtenant of the Company. The lease payments will be adjusted up (but not down) every five (5) years by any increase in the Consumer Price Index.

Between October 17, 2016 and April 17, 2017, the monthly lease payments will accrue, with all accrued lease payments to be paid to MMP on April 17, 2017. On April 17, 2017, the Company will reimburse MMP’s costs and expenses associated with the acquisition of the property, the lease, and the acquisition of the shares and the warrant from the Company (as further described below).

Under the terms of the lease, the Company has six (6) months to obtain capital funding for the construction of the first phase building. In the event that the Company is unable to raise these funds within the six (6) month period, the Company will have an additional six (6) month period to do so; provided, that the Company has paid accrued lease payments and closing costs. If the Company is then unable to raise these funds on or before twelve (12) months from October 17, 2016, the lease will terminate.

The Company shall receive credit for the $925,000 paid towards the purchase price of the land in the form of discounted lease payments. For the initial fifty (50) year term of the lease, the lease payments will be reduced by $1,542 each month.

In connection with the sale of the property to MMP and the lease, the Company and MMP entered into a Share Purchase Agreement pursuant to which the Company issued to MMP 100,000 shares of its common stock at par value of $0.0001 (“Common Stock”), and a warrant to purchase up to 3,640,000 shares of Common Stock at an exercise price of $1.00 per share. The warrant can be exercised at any time on or after October 17, 2018 and on or before October 17, 2020. The warrant does not contain a cashless exercise provision. The fair value of the warrant was established using the Black Scholes option pricing model using the following assumptions:

●	Risk-free interest rate – 1.12 percent
●	Expected term – 4.0 years
●	Volatility – 100 percent

The Company allocated $1,697,333 to the warrant which is reflected in additional paid-in-capital and was allocated to prepaid land lease. The fair value of the common stock on the date of the agreement was $73,000, which is also reflected in additional paid-in-capital and was allocated to prepaid land lease. The prepaid land lease is being amortized on a straight-line basis over the term of the lease.

The lease expense was $98,852 and $0 for the three months ended December 31, 2016 and 2015, respectively.  At December 31, 2016, the future rental payments required under this lease are $450,000 for the remainder of fiscal 2017, $360,000 for fiscal years 2018 through 2012, and $16,110,000 thereafter.

Office space

The Company leases its office space located at 3200 Brighton Boulevard, Denver, Colorado for $2,870 per month under a month-to-month lease.

The Company leases an automobile under an operating lease commencing October 4, 2014 for 39 months at $611 per month. At December 31, 2016, the future rental payments required under this lease are $5,650 for the remainder of fiscal 2017 and $910 for fiscal 2018.

Except as described above, the Company has no other non-cancelable lease commitments.

NOTE 10.  SHAREHOLDERS’ EQUITY

Sale of Equity Securities. On November 7, 2016, we issued 2,000,000 shares of common stock through the sale of 2,000,000 Units at a price of $1.00 per Unit. The Units were sold in a private offering to a group of accredited investors. Each Unit consisted of one share of our common stock and one Series I Warrant. Each Series I Warrant allows the Holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020. The relative fair value of the warrants issued was approximately 41% of the proceeds received.

The offering provided us with $2,000,000 in gross proceeds and the potential for an additional $6,000,000 in proceeds with the exercise of the Series I Warrants. The proceeds from the placement will be utilized for the MMCC development, to pursue new opportunities in California, Pennsylvania, Florida and other states, and general corporate purposes.

Shares issued to lessor. As described in Note 9, we entered into a Share Purchase Agreement with MMP pursuant to which we issued to MMP 100,000 shares of our common stock at par value of $0.0001 (“Common Stock”), and a warrant to purchase up to 3,640,000 shares of Common Stock at an exercise price of $1.00 per share. The warrant can be exercised at any time on or after October 17, 2018 and on or before October 17, 2020. The warrant does not contain a cashless exercise provision.

Warrants. Warrant activity as of and for the three months ended December 31, 2016 is as follows:

			Weighted
		Weighted	Average
		Average	Contractual	Aggregate
	Number of	Exercise	Term	Intrinsic
	Shares	Price	(Years)	Value

Outstanding at September 30, 2016	4,341,000	$6.19	2.1	$-
Granted	5,640,000	$1.71	3.8	$-
Cancelled	-	-	-	-
Exercised	-	-	-	-
Outstanding as of December 31, 2016	9,981,000	$3.66	3.1	$-
Vested and expected to vest at December 31, 2016	9,981,000	$3.66	3.1	$-
Exercisable at December 31, 2016	9,981,000	$3.66	3.1	$-

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by AmeriCann, Inc. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

AmeriCann Prospectus 1-18-17

PART II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table shows the costs and expenses payable by the Company in connection with this registration statement.

SEC Filing Fee	$2,002
Blue Sky Fees and Expenses	1,000
Printing Expenses	1,000
Legal Fees and Expenses	35,000
Accounting Fees and Expenses	10,000
Miscellaneous Expenses	998
TOTAL	$50,000

All expenses other than the SEC filing fee are estimated.

Item 14.	Indemnification of Officers and Directors

The Delaware General Corporation Code provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company’s best interest.

Item 15.	Recent Sales of Unregistered Securities.

Note Reference
During March and April 2014 the Company sold 1,000,000 shares of its common stock to twenty-nine private investors at a price of $0.75 per share.	A.C.

During July 2014, the Company sold 791,000 Units to fifteen investors at a price of $3.00 per Unit. Each Unit consisted of one share of common stock and one warrant. Each warrant allows the holder to purchase one share of the Company’s common stock at a price of $8.00 per share anytime on or before April 30, 2018.

B.

On February 19, 2015, the Company issued 50,000 shares of its common stock, valued at $34,250, to Stratcon Partners for providing investor relations services to the Company.	A. C.

In October 2016, the Company issued 100,000 shares of its common stock and a warrant to purchase up to 3,640,000 shares of common stock to Massachusetts Medical Properties, LLC. The warrant can be exercised at a price of $1.00 per share any time on or after October 17, 2018 and on or before October 17, 2020.

B.C.

In November 2016, the Company sold 2,000,000 Units, at a price of $1.00 per Unit, to a group of accredited investors. Each Unit consists of one share of our common stock and one Series I Warrant. Each Series I Warrant allows the holder to purchase one share of our common stock at a price of $3.00 per share at any time on or before November 4, 2020. We paid commissions to GVC Capital, LLC and West Park Capital, Inc. in connection with the sale of these Units.

B.

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A.     The Company relied upon the exemption provided by Section 4(a)(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these shares acquired them for their own accounts. The certificates representing these shares bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

B.     The Company relied upon the exemption provided by Rule 506 of the Securities and Exchange Commission with respect to the issuance of these securities. The persons who acquired these securities were sophisticated investors and were provided full information regarding the Company. There was no general solicitation in connection with the offer or sale of these securities. The persons who acquired these securities acquired them for their own accounts. The certificates representing these securities bear a restricted legend providing that they cannot be sold except pursuant to an effective registration statement or an exemption from registration.

C.      No commission or other form of remuneration was given to any person in connection with the issuance of these securities.

Item 16.	Exhibits and Financial Statement Schedules

The following exhibits are filed with this Registration Statement:

3.1.1	Certificate of Incorporation	(1)

3.1.2	Certificate of Ownership and Merger (name change to AmeriCann)	(2)

3.2	Bylaws

4.1	Form of Series I Warrant

4.2	Form of Series II Warrant

4.3	Form of Series III Warrant

5	Opinion of Counsel

10.1	Employment Agreement with Timothy Keogh

10.2	Agreements with Wellness Group Pharms

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10.3	Loan Modification Agreement with Strategic Capital Partners, LLC, together with Warrants and Promissory Notes

10.4	Agreements with 4900 Jackson, LLC

10.5	Agreements with Coastal Compassion, Inc.

10.6	Share Purchase Agreement with Massachusetts Medical Properties, LLC, together with Warrant and Ground Lease

23.1	Consent of Attorneys

23.2	Consents of Accountants

(1)	Incorporated by reference to Exhibit 3.1 filed with the Company’s Registration Statement on Form 10.

(2)	Incorporated by reference to Exhibit 3.1.2 filed with the Company’s annual report on Form 10-K for the year ended September 30, 2015.

Item 17.	Undertakings

The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)      To include any prospectus required by Section l0 (a)(3) of the Securities Act:

(ii)     To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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(3)     To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)     If the registrant is relying on Rule 430B:

(A)     Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)     Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)     If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(6)     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)     Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)     Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser

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SIGNATURES

Pursuant to the requirements of the Securities Act of l933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Denver, Colorado on the 1st day of March 2017.

AMERICANN, INC.

By:	/s/ Timothy Keogh
Timothy Keogh, Chief Executive Officer

By:	/s/ Benjamin J. Barton
Benjamin J. Barton, Chief Financial and Accounting Officer

In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Timothy Keogh
Timothy Keogh	Chief Executive Officer and a Director	March 1, 2017

/s/ Benjamin J. Barton	Chief Financial and Accounting	March 1, 2017
Benjamin J. Barton	Officer and a Director

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